EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 18, 2013 (the “Agreement Date”), by and among Paladin Realty Income Properties, Inc., a Maryland corporation (“Paladin”), Paladin Realty Income Properties, L.P., a Delaware limited partnership whose sole general partner is Paladin (“Paladin OP,” and together with Paladin, the “Paladin Parties”), Resource Real Estate Opportunity OP, LP, a Delaware limited partnership (“Parent”) and RRE Charlemagne Holdings, LLC, a Delaware limited liability company (“Merger Sub,” and together with Parent, the “Buyer Parties”). Paladin, Paladin OP, Parent and Merger Sub are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in Article I.

WHEREAS, the Parties wish to effect a merger of Paladin OP with and into Merger Sub (the “Partnership Merger”) upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DELLC”);

WHEREAS, the independent directors of the board of directors of Paladin (the “Paladin Independent Directors”), as the sole general partner of Paladin OP, have unanimously (a) determined and declared that this Agreement, the Partnership Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Paladin and its shareholders and (b) recommended approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by the board of directors of Paladin (the “Paladin Board”);

WHEREAS, the Paladin Board, on behalf of Paladin in its capacity as the sole general partner of Paladin OP, has (i) determined and declared that this Agreement, the Partnership Merger and the transaction contemplated by this Agreement are advisable and in the best interests of Paladin and its shareholders, (ii) approved this Agreement, the Partnership Merger and the transactions contemplated by this Agreement, (iii) directed that the Partnership Merger and the transactions contemplated by this Agreement be submitted for consideration at a meeting of Paladin’s shareholders and (iv) recommended the approval of the Partnership Merger and the transactions contemplated by this Agreement by Paladin’s shareholders;

WHEREAS, Parent, as the sole member of Merger Sub, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its stockholders, and (ii) approved this Agreement, the Partnership Merger and the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Partnership Merger, and also to prescribe various conditions to such transactions.

1

EXECUTION COPY

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           Definitions. For purposes of this Agreement:

(a)          “Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (other than a proposal, offer, inquiry or indication of interest by Parent or its Affiliates) contemplating or otherwise relating to an Acquisition Transaction.

(b)          “Acquisition Transaction” means, other than the Partnership Merger and those transactions set forth on Section 1.1(b) of the Paladin Disclosure Schedule, any transaction or series of transactions (whether involving one purchaser or multiple purchasers) involving any (i) reorganization, dissolution, liquidation or recapitalization of any of the Paladin Parties, (ii) merger, consolidation, share exchange, business combination, tender offer, exchange offer or other similar acquisition of any of the Paladin Parties, which is structured to permit a third party to acquire or purchase more than twenty percent (20%) of the assets or shares of capital stock, partnership interests or other Equity Interests of the Paladin Parties, taken as a whole, (iii) the sale, lease, exchange, transfer, license, acquisition or disposition of more than twenty percent (20%) of the assets of the Paladin Parties, taken as a whole, (iv) direct or indirect acquisition or purchase of more than twenty percent (20%) of the shares of capital stock, partnership interests or other Equity Interests of the Paladin Parties, taken as a whole, or (v) any combination of any of the foregoing.

(c)          “Action” means any claim, action, suit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, litigation mediation, charge, audit, grievance or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

(d)          “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(e)          “Assumption Documents” shall mean a written statement or documents from each Existing Lender (and any other party whose consent is required under the Existing Loan Documents): (i) confirming (1) the Existing Loan Documents with respect to the Existing Mortgage Indebtedness of the applicable Subsidiary or the Property, (2) the amount of the Existing Mortgage Indebtedness, (3) the date to which interest and principal has been paid, (4) the terms of payment and the date of maturity, and (5) the amount of any escrows being held by such Existing Lender under the Existing Loan Documents; and, as applicable, (ii) consenting to the assumption of the Existing Mortgage Indebtedness in connection with the consummation of the Partnership Merger and the transactions contemplated herein.

2

EXECUTION COPY

(f)          “Assumption Expenses” shall mean all third party fees and expenses payable in connection with the Assumption Documents, including, without limitation, premiums for any endorsements to, or re-date of, the title insurance policy previously issued to the Existing Lenders, servicing fees, deposits, escrows, rating agency fees, assignment and assumption fees, the Existing Lenders’ attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents.

(g)          “Beechwood Property” means that certain apartment property commonly known as Beechwood Gardens Apartment and located in Philadelphia, Pennsylvania.

(h)          “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware or is a day on which banking institutions located in the State of Delaware are authorized or required by law or other governmental action to close.

(i)          “Buyer Material Adverse Effect” means, with respect to the Buyer Parties, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, results of operations, prospects or condition (financial or otherwise) of the Buyer Parties, taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Parent and its subsidiaries conduct their business, (iii) changes in GAAP, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes or other natural disasters, (vi) the announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, (vii) any action or inaction taken by Parent and its subsidiaries at the written request or with the express written consent of any of the Buyer Parties, or (viii) any Action brought or threatened by or on behalf of any holder of Equity Interests in Paladin arising out of or in connection with the transactions contemplated by this Agreement; provided, however, with respect to (i)-(v), except to the extent such effect, event, development or change affects the Buyer Parties in a disproportionate manner as compared to other persons or participants in the industries in which the Buyer Parties conduct their business and that operate in the geographic regions affected by such effect, event, development or change.

(j)          “California Property” means that certain office property known as Two and Five Governor Park located in San Diego, California.

(k)          “Code” means the U.S. Internal Revenue Code of 1986, as amended.

3

EXECUTION COPY

(l)          “Consent” means any approval, consent, ratification, permission, waiver or authorization by, filing with or notification to, any Person, including any Governmental Authority.

(m)          “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or legally binding commitment or undertaking of any nature, including, in each case, any amendments, supplements or modifications thereto.

(n)          “Due Diligence Data Site” shall mean the due diligence data site established through Intralinks to which the Buyer Parties have been provided access in order to undertake its due diligence on Paladin OP, the Subsidiaries and the Properties.

(o)          “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, any cafeteria plan as defined in Section 125 of the Code and any other plan, program, policy or arrangement for or regarding employee benefits of any nature, including those benefiting retirees or former employees.

(p)          “Environmental Laws” means all Laws concerning or relating to public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to (i) the presence, manufacture, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; or (iv) the Release or threatened Release of Hazardous Materials to the environment (including bodily injury or property damage resulting therefrom), as such Laws are enacted and in effect on or prior to the Closing Date.

(q)          “Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

(r)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)          “Existing Lender” shall mean, collectively, the holder of each Existing Mortgage Indebtedness as shown on Section 1.1(s) of the Paladin Disclosure Schedule.

(t)          “Existing Loan Documents” shall mean each of the loan documents evidencing and/or securing each Existing Mortgage Indebtedness secured by the Properties and listed on Section 1.1(t) of the Paladin Disclosure Schedule.

4

EXECUTION COPY

(u)          “Existing Mortgage Indebtedness” shall mean the indebtedness evidenced and secured by the Existing Loan Documents and listed on Section 1.1(u) of the Paladin Disclosure Schedule.

(v)          “GAAP” means U.S. generally accepted accounting principles.

(w)          “Governmental Authority” means any national, federal, state, foreign, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulatory entity.

(x)          “Hazardous Materials” means pollutants, contaminants, pesticides, petroleum or petroleum substances, petroleum products, radioactive substances, solid, gaseous or liquid waste or hazardous substances, or extremely hazardous, special, industrial, toxic or otherwise dangerous wastes, chemicals covered under any Environmental Laws. Notwithstanding the foregoing, the term “Hazardous Materials” shall not be deemed to include (i) minimal quantities of substances on the Properties which technically could be considered Hazardous Materials, but which are of a type, and are held only in a quantity, normally used in connection with the occupancy or operation of comparable buildings, and which are being held, stored and used in complete and strict compliance with all applicable Environmental Laws, (ii) substances used by tenants or other occupants of space within the Properties, provided such substances are being held, stored and used in complete and strict compliance with all applicable Environmental Laws and such tenants have obtained all required Permits, if any applicable thereto, or (iii) motor fuel or other petroleum hydrocarbons within the fuel tanks of any motor vehicles from time to time located on the Property.

(y)          “Income Tax Returns” means Tax Returns relating to Income Taxes.

(z)          “Income Taxes” means Taxes imposed on the net income of any Person.

(aa)         “Indebtedness” means, without duplication, all obligations (i)  for borrowed money (excluding any interest thereon), secured or unsecured, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capitalized leases, (iv) under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (v) in the nature of guarantees of the obligations described in clauses (i)-(iv) above; provided that, for clarification, Indebtedness shall not include trade debt or trade payables incurred in the ordinary course of business.

(bb)         “JV Contracts” means the joint venture agreements set forth on Section 1.1(bb) of the Paladin Disclosure Schedule.

(cc)         “JV Partner” means each party to a JV Contract other than the Subsidiaries.

(dd)         “JV Subsidiary” means each Subsidiary set forth on Section 1.1(dd) of the Paladin Disclosure Schedule.

5

EXECUTION COPY

(ee)         “KBR Agreement” means that certain Agreement dated June 1, 2011 by and among Paladin Realty Advisors, LLC, Paladin Realty Partners, LLC, KBR Capital Advisors, LLC and KBR Capital Partners, LLC.

(ff)          “knowledge of Paladin OP” means the actual knowledge of James R. Worms, John A. Gerson, Michael B. Lenard and Jay Hartman, after due inquiry reasonable under the circumstances (including a review of their files and after consulting with their direct reports and other pertinent Persons). For purposes of the foregoing definition, “knowledge of Paladin OP” shall include any written notice of a breach or inaccuracy in the representations and warranties of the Paladin Parties delivered by any Buyer Party to any of the aforementioned individuals.

(gg)         “Law” means any national, federal, state, foreign, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

(hh)         “Liabilities” shall mean any and all known direct or indirect Indebtedness, liabilities or obligations, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent, matured or unmatured or otherwise.

(ii)         “Liens” means any mortgage, claim, lien (statutory or otherwise), pledge, charge, option, right of first refusal or offer, leases, subleases, easements, encroachments, servitudes, rights of way, covenants, security interest, restriction or encumbrance of any kind, including any restriction on use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

(jj)         “Losses” of a Person means any and all losses, Liabilities, damages, claims, awards, judgments, Taxes, settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts, and any applicable state or local filing fees or organizational fees) suffered or incurred by such Person.

(kk)         “Management Contracts” means those management agreements set forth on Section 1.1(kk) of the Paladin Disclosure Schedule, each of which is associated with each of the Properties.

(ll)         “Merger Sub Units” means the limited liability company interests of Merger Sub.

(mm)         “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

(nn)         “Other Related Party” means (i) each individual who is, or who has at any time been, a director, partner, officer, member or manager of the Subsidiaries; (ii) each member of the family of each Paladin Related Party and each of the individuals referred to in clause (i); and (iii) any entity (other than the Paladin Parties and the Subsidiaries) in which any one of the individuals referred to in clauses (i) and (ii) holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or Equity Interest.

6

EXECUTION COPY

(oo)         “Paladin Advisory Agreement” means that certain Seventh Amended and Restated Advisory Agreement dated July 28, 2012 by and between Paladin Realty Advisors, LLC, Paladin OP and Paladin, as amended from time to time.

(pp)         “Paladin Bylaws” means the Amended and Restated Bylaws of Paladin as filed with the SEC as Exhibit 3.2 to Post-Effective Amendment No. 5 to Paladin’s Registration Statement on Form S-11 (File No. 333-113863) on April 6, 2007 and Amendment No. 1 thereto filed as Exhibit 3.1 to Paladin’s Current Report on Form 8-K filed with the SEC on March 28, 2008.

(qq)         “Paladin Charter” means the Second Articles of Amendment and Restatement of Paladin as filed with the SEC as Exhibit 3.1 to Paladin’s Current Report on Form 8-K filed on July 28, 2008.

(rr)         “Paladin Common Stock” means the shares of common stock, par value $.01 per share, of Paladin.

(ss)         “Paladin Disclosure Schedule” means the disclosure schedule delivered by Paladin OP to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on its face from the nature of such disclosure. Nothing in the Paladin Disclosure Schedule is intended to broaden the scope of any representation or warranty of Paladin or Paladin OP made herein.

(tt)         “Paladin Material Adverse Effect” means, with respect to the Paladin Parties, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, results of operations, prospects or condition (financial or otherwise) of Paladin, Paladin OP and the Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Paladin, Paladin OP and the Subsidiaries conduct their business, (iii) changes in GAAP, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes or other natural disasters, (vi) the announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, (vii) any action taken by Paladin, Paladin OP and the Subsidiaries at the written request or with the express written consent of any of the Buyer Parties, or (viii) any Action brought or threatened by or on behalf of any holder of Equity Interests in Paladin arising out of or in connection with the transactions contemplated by this Agreement; provided, however, with respect to (i)-(v), except to the extent such effect, event, development or change affects Paladin, Paladin OP and the Subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Paladin, Paladin OP and the Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change.

7

EXECUTION COPY

(uu)         “Paladin OP Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of Paladin OP, dated as of February 6, 2008.

(vv)         “Paladin OP Units” means Paladin OP’s limited partner interests and general partner interests, representing all of the Equity Interests of Paladin OP.

(ww)       “Paladin Proxy Statement” means the proxy statement with respect to the Paladin Shareholder Meeting.

(xx)         “Paladin Related Party” means (i) each individual who is, or who has at any time been, a director, partner, officer, member or manager of Paladin OP or the general partner of Paladin OP; and (ii) any entity (other than the Paladin Parties and the Subsidiaries) in which any one of the individuals referred to in clause (i) holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or Equity Interest.

(yy)         “Paladin Shareholder Meeting” means a meeting duly called by the Paladin Board, including any adjournments or postponements thereof, for the solicitation of approval of the Partnership Merger by the holders of the Paladin Common Stock.

(zz)         “Partnership Merger Consideration” means cash in the amount of Fifty Two Million Seven Hundred Thousand Dollars ($52,700,000), without interest; subject to the following adjustments: (i) in the event the Beechwood Property is not sold prior to the Closing Date, the Partnership Merger Consideration shall be increased by Three Million One Hundred Thousand Dollars ($3,100,000), which amount shall be reduced by Fifty Percent (50%) of any cash received by Paladin OP from Morgan Beechwood, LLC from the date hereof through the Closing Date but only such amounts solely related to the failure of the sale of the Beechwood Property to have occurred prior to the Closing Date; and (ii) an increase by the amount, if any, that the aggregate distributions actually received by Paladin OP from the California Property during the Pre-Closing Period are less than the amount set forth on Section 1.1(zz) of the Paladin Disclosure Schedule; or (iii) a decrease by the amount, if any, that the aggregate distributions actually received by Paladin OP from the California Property during the Pre-Closing Period are more than the amount set forth on Section 1.1(zz) of the Paladin Disclosure Schedule, subject to a cap on the adjustments for subsections (ii) and (iii) of $150,000.

8

EXECUTION COPY

(aaa)        “Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of Paladin (if such reserves are required pursuant to GAAP); (ii) inchoate materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens for construction in progress; (iii) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (iv) with respect to real property, any title exception disclosed in any Paladin Title Insurance Policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts; (v) any Liens securing the Existing Mortgage Indebtedness or Indebtedness permitted or required by this Agreement and/or (vi) other Liens being contested in the ordinary course of business in good faith and which do not, individually or in the aggregate, interfere with the current use of the affected Property or result in a Property Material Adverse Effect or a Paladin Material Adverse Effect.

(bbb)        “person” or “Person” means an individual, corporation, partnership, general or limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust, association, unincorporated organization or other entity or Governmental Authority.

(ccc)        “Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.

(ddd)        “Pre-Closing Period” has the meaning set forth in Section 6.1(a).

(eee)        “Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

(fff)          “Properties” has the meaning set forth in Section 4.11(a).

(ggg)       “Property Material Adverse Effect” shall mean with respect to any one of the Properties, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the business, results of operations or physical or financial condition of such Property or of the Subsidiary that owns such Property, which shall include, without limitation, (i) the failure by the Paladin Parties to deliver the Assumption Documents in accordance with this Agreement, (ii) the failure by the Paladin Parties to deliver the required JV Certificates in accordance with this Agreement, (iii) a material casualty, or (iv) a material condemnation. For purposes of this definition, “material” shall mean the lesser of (x) more than Fifty Percent (50%) of the Unrecovered Contribution Amount of the Paladin member in such JV Subsidiary as set forth in Section 4.2 of the Paladin Disclosure Schedule and (y) One Million Dollars ($1,000,000); provided, however, that, during the Due Diligence Period, subsection (y) shall be Two Hundred Fifty Thousand Dollars ($250,000).

(hhh)        “Release” has the meaning assigned to that term under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(iii)          “Representatives” means, with respect to any Person, the partners, members, managers, employees, consultants, officers, directors, agents, attorneys, accountants, advisors and authorized representatives of such Person.

(jjj)         “Securities Act” means the Securities Act of 1933, as amended.

9

EXECUTION COPY

(kkk)        “Stone Ridge Note” means that certain Promissory Note in the principal amount of $3.5 million, dated as of April 5, 2012, issued by DT Stone Ridge, LLC in favor of PRIP Stone Ridge, LLC, a wholly-owned subsidiary of Paladin OP, as amended.

(lll)          “Stone Ridge Property” means that certain multi-family property known as Stone Ridge Apartments located in Columbia, South Carolina.

(mmm)   “Straddle Period” has the meaning assigned to that term in Section 7.4(c)(ii).

(nnn)      “Subsidiary” or “Subsidiaries” means those corporations, limited liability companies, partnerships, joint ventures or other business entities set forth on Section 4.2 of the Paladin Disclosure Schedule.

(ooo)      “Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party not solicited or initiated in violation of Section 7.2(a)(i) that relates to more than 50% of the voting power of the capital stock of Paladin or all or substantially all of the assets of Paladin and Paladin OP taken as a whole, (ii) which the Paladin Board determines in its good faith judgment (after consultation with outside legal counsel and Paladin’s financial advisor and after taking into account all of the terms and conditions of the Acquisition Proposal) to be more favorable from a financial point of view to Paladin’s shareholders (in their capacities as shareholders) than the Partnership Merger (including any alterations to this Agreement agreed to in writing by Parent in response thereto), (iii) the material conditions to the consummation of which are all reasonably capable of being satisfied in the judgment of the Paladin Board on the terms proposed, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (iv) for which financing, to the extent required, is then committed or, in the judgment of the Paladin Board, is reasonably likely to be available.

(ppp)     “Tax” or “Taxes” means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), (ii) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority with the responsibility for imposing Taxes and (iii) any liability pursuant to any statute or agreement for an amount described in clauses (i) or (ii) above owed by another party.

(qqq)     “Tax Returns” shall mean any report, return, document, declaration or any similar information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including information returns, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(rrr)       “Transfer Taxes” has the meaning set forth in Section 7.4(a).

10

EXECUTION COPY

(sss)        “Warranties” shall mean all presently effective warranties or guaranties (including roof warranty) from any contractors, subcontractors, suppliers, manufacturers, servicemen or materialmen in connection with any personal property or any construction, renovation, repairs or alterations of a Property.

(ttt)        “Waterfall Model” means that Illustrative Waterfall Model posted to the Due Diligence Data Site on April 12, 2013, which contains historical and projected financial results for the Properties.

Section 1.2           Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)          When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)          The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be follow by the words “without limitation” unless the context expressly provides otherwise;

(d)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e)          References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f)          All terms defined in this Agreement have the defined meanings when used in any certificate of other document made or delivered pursuant hereto, unless otherwise defined therein; and

(g)          The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

11

EXECUTION COPY

ARTICLE 2

THE PARTNERSHIP MERGER

Section 2.1           The Partnership Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Section 18-209 of the DELLC, at the Partnership Merger Effective Time, Paladin OP shall be merged with and into the Merger Sub, with Merger Sub surviving the Partnership Merger (Merger Sub, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Entity”). If Paladin and Parent mutually determine, on or before the mailing of the Paladin Proxy Statement, that the merger of Paladin OP with and into Merger Sub (with Merger Sub surviving the Partnership Merger as is contemplated by this Agreement), would cause any of the Parties to incur a materially greater amount of Transfer Taxes or other costs than would be incurred if Merger Sub merged with and into Paladin OP (with Paladin OP surviving), then, notwithstanding anything in this Agreement to the contrary, and with the written consent of Paladin and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Partnership Merger shall be restructured such that Merger Sub shall merge with and into Paladin OP, with Paladin OP surviving the Partnership Merger and references to “Surviving Entity” in this Agreement shall thereafter refer to Paladin OP, as the surviving entity in the Partnership Merger. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DELLC.

Section 2.2           Closing. The closing (the “Closing”) of the Partnership Merger will take place at the date and time mutually agreed upon by the Parties (but in no event later than the second (2nd) Business Day after all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or at such other date and time to be specified in writing by the Parties (the “Closing Date”). The Closing shall take place by escrow or at such place as mutually agreed to by the Parties.

Section 2.3           Effective Time. At the Closing and immediately prior to the Partnership Merger Effective Time, the Merger Sub and Paladin OP shall execute and file a certificate of merger with respect to the Partnership Merger in a form that complies with the DELLC (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (“Delaware SOS”), executed in accordance with the applicable provisions of the DELLC and shall make all other filings or recordings required under the DELLC to effect the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed with the Delaware SOS, or such later time as shall be agreed to by Parent and Paladin OP and specified in the Partnership Merger Certificate as the effective time of the Partnership Merger but not to exceed thirty (30) days after the Partnership Merger Certificate is accepted for record by the Delaware SOS (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”).

Section 2.4           Governing Documents.

(a)          The certificate of formation of Merger Sub as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of formation of the Surviving Entity until further amended in accordance with applicable Law.

(b)          The limited liability company agreement of Merger Sub as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited liability company agreement of the Surviving Entity as of the Partnership Merger Effective Time until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

12

EXECUTION COPY

Section 2.5           Manager. The manager of the Surviving Entity immediately after the Partnership Merger Effective Time shall be Parent.

ARTICLE 3

EFFECTS OF THE PARTNERSHIP MERGER

Section 3.1           Merger Consideration; Effect of the Partnership Merger on the Paladin OP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of the holders of Paladin OP Units or Merger Sub Units:

(a)          The Paladin OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into, and cancelled in exchange for the Partnership Merger Consideration. On the Closing Date, Parent shall deliver to Paladin by wire transfer an amount equal to the Partnership Merger Consideration.

(b)          The manager interest of Merger Sub shall remain outstanding and constitute the only manager interests in the Surviving Entity, and Merger Sub Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding.

(c)          At the Partnership Merger Effective Time, holders of Paladin OP Units shall cease to be, and shall have no rights as, partners of Paladin OP other than the right to receive the Partnership Merger Consideration provided under this Article 3. The Partnership Merger Consideration paid in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Paladin OP Units exchanged therefor and, if applicable, represented by certificates exchanged therefor.

Section 3.2           Earnest Deposit; Exchange Procedures; Paying Agent.

(a)          On or before the Agreement Date, Parent shall appoint a bank or trust company reasonably satisfactory to Paladin to act as paying agent (the “Paying Agent”). By not later than 5:00 pm pacific time on the third Business Day following the Agreement Date, Parent shall deposit the sum of Three Million Dollars ($3,000,000) (together with all interest accrued thereon, the “Earnest Money Deposit”) with the Paying Agent.  The Earnest Money Deposit shall be held by the Paying Agent in a segregated escrow account for the benefit of Paladin OP (the “Earnest Money Escrow Account”). The Earnest Money Deposit shall be non-refundable to Parent except as set forth in Section 9.3(a)(i), 9.3(a)(ii), 9.3(a)(iv) and 9.3(a)(v).

(b)          Exchange Fund. On or before the Partnership Merger Effective Time, Parent shall have deposited with the Paying Agent the Partnership Merger Consideration minus the Earnest Money Deposit (and all amounts of dividends and interest earned with respect thereto) for the benefit of holders of Paladin OP Units (together with the Earnest Money Escrow Account, shall comprise the “Exchange Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

13

EXECUTION COPY

(c)          Investment of Earnest Money Escrow Account and Exchange Fund. Except as otherwise provided in this Agreement, all funds deposited into the Earnest Money Escrow Account and/or Exchange Fund by Parent shall be immediately deposited by Paying Agent into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Paying Agent, in a bank or savings and loan association, or such other institution approved by the Paladin Parties; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and the Paying Instructions (including the return of the Earnest Money Deposit, or any portion thereof then on deposit with Paying Agent, to Parent in accordance with this Agreement).  Except as may be otherwise specifically provided herein, interest on amounts placed by Paying Agent in any such investments or interest bearing accounts shall accrue to the benefit of Parent, and Parent shall provide promptly its Federal Tax Identification Number to Paying Agent.

(d)          Release of Funds by Paying Agent. Paying Agent’s obligation, if any, under this Agreement to release the Earnest Money Deposit, and any other funds, prior to the Closing Date is subject to such funds having cleared through the bank, savings and loan, or other financial institution on which such funds are drawn.  Paying Agent shall make such payments only in strict accordance with the provisions of this Agreement, and the Paladin Parties and the Buyer Parties agree to save and hold Paying Agent harmless in disbursing and releasing the funds as specified in this Agreement. The Paladin Parties and the Buyer Parties represent to Paying Agent that the release instructions set forth in this Agreement are made of their own free will, under no duress, and with full understanding of the consequences thereof, not relying on any information furnished or statements made by Paying Agent.

Section 3.3           Withholding Rights. Parent, the Surviving Entity or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Partnership Merger Consideration and any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If Parent or the Surviving Entity becomes aware of or intends to deduct and withhold from the Partnership Merger Consideration any amounts pursuant to the terms of this Section 3.4, Parent shall notify Paladin OP promptly. If Paladin OP contests any such withholding, Parent and Paladin OP shall endeavor to agree on such deduction and withholding on or before the Partnership Merger Effective Time and any contested amounts shall be set aside by the Paying Agent in the Exchange Fund until such dispute is resolved.

Section 3.4           Closing Costs. Except as provided in Section 9.3, the Paladin Parties, on the one hand, and the Buyer Parties, on the other hand, shall each bear their own costs of the Partnership Merger.

14

EXECUTION COPY

Section 3.5           Assumption Expenses. Except for fees and expenses payable by the Buyer Parties set forth in Section 7.7, the Paladin Parties shall be responsible for the Assumption Expenses; provided, however, that the Buyer Parties shall be responsible for 20% of the Assumption Expenses in excess of One Million Dollars ($1,000,000). Each of the Parties shall timely pay all Assumption Expenses owed by them, but in no event later than the Closing Date.

Section 3.6           Other Expenses. Paladin shall be responsible for and shall timely pay all payments, costs, fees and other expenses arising out of or related to the KBR Agreement or the Paladin Advisory Agreement, but in no event later than the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES of the Paladin Parties

Except as set forth in the Paladin Disclosure Schedule, the Paladin Parties hereby jointly and severally represent and warrant to the Buyer Parties as follows:

Section 4.1           Organization and Qualifications.

(a)          Paladin OP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and all necessary authorizations from Governmental Authorities to (i) own, lease and, to the extent applicable, operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted. Paladin OP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Paladin Material Adverse Effect.

(b)          Paladin is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and all necessary authorizations from Governmental Authorities to (i) own, lease and, to the extent applicable, operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted. Paladin is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Paladin Material Adverse Effect.

15

EXECUTION COPY

Section 4.2           Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and all necessary authorizations from Governmental Authorities to (i) own, lease and operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Property Material Adverse Effect. Each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Property Material Adverse Effect. Section 4.2 of the Paladin Disclosure Schedule sets forth the name and ownership structure of each of the Subsidiaries, including the percent ownership of each party owning an interest in each JV Subsidiary and a detailed summary of the cumulative unpaid preferred return and unrecovered contribution account as of the end of the most recent month prior to the date hereof for each party owning an interest in each JV Subsidiary (the “JV Preferred Return”). Prior to the 15th of each month following the date hereof until the Closing Date, Paladin shall provide Parent with an updated Section 4.2 of the Paladin Disclosure Schedule setting forth the JV Preferred Return as of the preceding month. Except as set forth on Section 4.2 of the Paladin Disclosure Schedule, none of the Subsidiaries owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any other Person.

Section 4.3           Organizational Documents. Paladin has made available to the Buyer Parties complete and correct copies of (i) the Paladin OP Partnership Agreement, (ii) the certificate of limited partnership of Paladin OP as in effect on the date hereof, and (iii) the organizational documents or governing documents of each Subsidiary as in effect on the date hereof.

Section 4.4           Capitalization. The Paladin OP Units (a) constitute all of the Equity Interests of Paladin OP, (b) are owned of record and beneficially 99.8% by Paladin and 0.2% by Paladin Realty Advisors, LLC, a Delaware limited liability company, and (c) are free and clear of any restrictions on transfer (other than any restrictions under any federal or state securities laws), Taxes or Liens.  All of the Paladin OP Units have been fully paid for and allocated or issued to the owners thereof in accordance with all requirements of applicable Law and Paladin OP's organizational documents. On the date hereof, except as set forth on Section 4.4 of the Paladin Disclosure Schedule, there are no options, warrants or other convertible instruments exist that could entitle a holder of the option, warrant or convertible instrument to own any Equity Interests in Paladin OP or any Subsidiaries. None of Paladin OP or any Subsidiaries has outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the partners of Paladin OP on any matter. Except as set forth in Section 4.4 of the Paladin Disclosure Schedule, there are no outstanding contractual obligations of Paladin OP or any Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of Paladin OP or any Subsidiaries.

16

EXECUTION COPY

Section 4.5           Authority.

(a)          Each of Paladin and Paladin OP has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of Paladin Shareholder Approval, to consummate the transactions contemplated by this Agreement to which each is a party, including the Partnership Merger. The execution and delivery of this Agreement by Paladin and Paladin OP and the consummation by Paladin and Paladin OP of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action, and no other proceedings on the part of Paladin and Paladin OP are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to receipt of the Paladin Shareholder Approval and to the filing of the certificate of merger with and acceptance for record of the Partnership Merger Certificate by the Delaware SOS. This Agreement has been duly executed and delivered by each of Paladin and Paladin OP and assuming due authorization, execution and delivery by Parent and the Merger Sub constitutes a legally valid and binding obligation of each of Paladin and Paladin OP, enforceable against Paladin and Paladin OP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)          The Paladin Board, at a meeting duly called and held prior to the execution of this Agreement at which all directors of Paladin were present, has by unanimous vote (A) duly and validly authorized the execution and delivery of this Agreement by Paladin and Paladin OP (in Paladin’s capacity as sole general partner of Paladin OP), and declared advisable the consummation of the Partnership Merger and the other transactions contemplated by this Agreement, (B) directed that the Partnership Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Paladin Shareholder Meeting, (C) determined that this Agreement and the transactions contemplated hereby, including the Partnership Merger, are advisable and fair to, and in the best interests of, the shareholders of Paladin, and (D) resolved to recommend that the shareholders of Paladin vote in favor of the Partnership Merger and the other transactions contemplated by this Agreement (the “Paladin Recommendation”) and to include such recommendation in the Paladin Proxy Statement.

Section 4.6           No Conflict; Required Filings and Consents.

(a)          Except as set forth in Section 4.6(a) of the Paladin Disclosure Schedule, the execution and delivery of this Agreement by Paladin and Paladin OP does not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate (1) the Paladin Charter, (2) the Paladin Bylaws, (3) the Paladin OP Agreement, (4) the certificate of limited partnership of Paladin OP or (5) the organizational documents of any Subsidiary, as amended or supplemented, (ii) conflict with or violate any Law or Order applicable to Paladin, Paladin OP or any Subsidiary or by which any property or asset of Paladin, Paladin OP or any Subsidiary is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of Paladin, Paladin OP or any Subsidiary or pursuant to, any of the terms, conditions or provisions of any Material Contract to which Paladin, Paladin OP or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (i)(3), (ii) and (iii), any matter, event or consequence described herein that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Partnership Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Property Material Adverse Effect.

17

EXECUTION COPY

(b)          The execution and delivery by Paladin and Paladin OP of this Agreement does not, and the performance of its obligations hereunder will not, require any Consent, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Partnership Merger to be sent to Paladin’s shareholders (as amended or supplemented from time to time, the “Paladin Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 promulgated under the Exchange Act, (C) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the Delaware SOS, and (D) such filings as may be required in connection with the payment of any Transfer Taxes, and (ii) where the failure to obtain such Consent or filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Partnership Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Property Material Adverse Effect.

Section 4.7           Financial Statements; Financial Records; Indebtedness; SEC Reports.

(a)          Attached hereto as Section 4.7(a) of the Paladin Disclosure Schedule are the following financial statements of the Paladin Parties (collectively, the “Financial Statements”): (i) audited consolidated balance sheets and statements of income and statements of cash flow as of and for the two fiscal years ended December 31, 2010 and 2011; (ii) audited consolidated balance sheets and statements of income and statements of cash flow (the “Most Recent Audited Financial Statements”) as of and for the fiscal year ended December 31, 2012 (the “Most Recent Fiscal Year End”), and (iii) unaudited consolidated balance sheets and statements of income and statements of cash flow as of the fiscal quarter ended March 31, 2013 (the “Most Recent Financial Statements”). The Financial Statements (including the notes thereto, where applicable) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly and accurately the financial condition of the Paladin Parties on a consolidated basis as of such dates and the results of operations of the Paladin Parties for such periods.

(b)          The books of account and other financial records of the Paladin Parties and, to the knowledge of Paladin OP, that of the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Paladin Parties and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

(c)          Except for Indebtedness set forth on Section 4.7(c) of the Paladin Disclosure Schedule, none of Paladin, Paladin OP or the Subsidiaries has any Indebtedness.

18

EXECUTION COPY

(d)          Except as set forth in Section 4.7(d) of the Paladin Disclosure Schedule, none of the forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, filed by Paladin with the SEC from January 1, 2010 through the date hereof, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later SEC filing filed prior to the date of this Agreement.

Section 4.8           No Undisclosed Liabilities. Except as set forth in Section 4.8 of the Paladin Disclosure Schedule, neither Paladin OP nor the Subsidiaries have any Liabilities, other than (1) Liabilities fully and adequately reflected in the Most Recent Audited Financial Statements and (2) those incurred since the date of the Most Recent Audited Financial Statements in the ordinary course of business. Except to the extent specifically reflected or reserved against in the Most Recent Audited Financial Statements or elsewhere in this Agreement, neither Paladin OP nor the Subsidiaries is directly or indirectly liable, by guarantee or otherwise, upon or with respect to, or obligated to guarantee or assume, any Liability or obligation of any Person, including with respect to the KBR Agreement.

Section 4.9           Permits; Compliance with Laws.

(a)          Section 4.9(a) of the Paladin Disclosure Schedule sets forth all material franchises, grants, authorizations, licenses, permits, variances, resale certificates, waivers, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Paladin OP and the Subsidiaries to own, lease and operate its Properties or to carry on its business as it is now being conducted (collectively, the “Permits”). Except as set forth in Section 4.9(a) of the Paladin Disclosure Schedule, each of Paladin OP and, to the knowledge of Paladin OP, the Subsidiaries is in possession of or has been issued all Permits, and all such Permits are valid and in full force and effect. No suspension, revocation or cancellation of any Permits is pending or, to the knowledge of Paladin OP, threatened, and no such suspension, revocation or cancellation will result from the transactions contemplated by this Agreement except those Permits that, individually or in the aggregate, would not reasonably be expected to have a Property Material Adverse Effect. Except as set forth in Section 4.9(a) of the Paladin Disclosure Schedule, none of Paladin OP or, to the knowledge of Paladin OP, any Subsidiary is in conflict with, or in default, breach or violation of, any material Permit.

(b)          Each of Paladin OP and, to the knowledge of Paladin OP, the Subsidiaries has operated and conducted its business in accordance with all applicable Laws in all material respects, and, except as set forth in Section 4.9(b) of the Paladin Disclosure Schedule, no Action has been filed against Paladin OP or any of the Subsidiaries alleging any failure to so comply except those failures to so comply that, individually or in the aggregate, would not reasonably be expected to have a Property Material Adverse Effect. None of Paladin, Paladin OP or, to the knowledge of Paladin OP, any Subsidiary has received any written communication from any Governmental Authority alleging that Paladin OP or any of the Subsidiaries is not in compliance with any Laws.

19

EXECUTION COPY

(c)          None of Paladin OP or any Subsidiary is the subject of any court-imposed, governmental or regulatory prohibition or injunction, and, to the knowledge of Paladin OP, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced. None of Paladin OP or any Subsidiary has received written notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any Governmental Authority in respect of its affairs.

Section 4.10         Absence of Certain Changes or Events. Except as set forth in Section 4.10 of the Paladin Disclosure Schedule, since the Most Recent Fiscal Year End, each of Paladin OP and the Subsidiaries has conducted its business substantially in the ordinary course of business consistent with past practice and there has not been an effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would reasonably be expected to result in a Paladin Material Adverse Effect. Without limiting the generality of the foregoing, except as disclosed in Section 4.10 of the Paladin Disclosure Schedule, since the Most Recent Fiscal Year End:

(a)          none of Paladin OP or the Subsidiaries has issued, sold, or otherwise disposed of any of its Equity Interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Interests;

(b)          none of Paladin OP or the Subsidiaries has declared, set aside, or paid any dividend or made any distribution (whether in cash, Equity Interest or property) with respect to its capital stock or other equity, including the Paladin OP Units, or redeemed, purchased, or otherwise acquired any of its capital stock or other equity, including the Paladin OP Units, other than distributions paid to holders of Paladin OP Units in accordance with the terms of the Paladin OP Agreement, each of which is set forth in Section 4.10 of the Paladin Disclosure Schedule;

(c)          none of Paladin OP or the Subsidiaries has sold, leased, transferred, or assigned or agreed to sell, lease, transfer or assign any material assets, tangible or intangible;

(d)          none of Paladin, Paladin OP or the Subsidiaries has imposed any Lien upon any of its assets, tangible or intangible, other than in the ordinary course of business;

(e)          none of Paladin, Paladin OP or the Subsidiaries has made any material change in any tax method or election by Paladin OP or any Subsidiary;

(f)          none of Paladin OP or the Subsidiaries has entered into any Contract (or series of related Contracts) with any equity holder, director, officer, partner, manager, member, employee or consultant thereof (or with any Affiliate thereof);

(g)          none of Paladin OP or the Subsidiaries has made or committed to make any capital expenditure (or series of related capital expenditures) other than in the ordinary course of business;

(h)          none of Paladin OP or the Subsidiaries has failed to pay any creditor any material amount owed to such creditor when due, taking into consideration any grace periods;

(i)          none of Paladin, Paladin OP or the Subsidiaries has taken any action that would make any representation or warranty contained in Article 4 of this Agreement untrue or incorrect as of the date when made, as of any future date prior to the Closing, or as of the Closing Date or that would interfere with the consummation of the transactions contemplated hereby or materially delay the consummation of such transactions; and

20

EXECUTION COPY

(j)          none of Paladin OP or the Subsidiaries has committed to do any of the foregoing.

Section 4.11         Properties.

(a)          Section 4.11(a) of the Paladin Disclosure Schedule sets forth a true and complete list of the real property currently owned or leased by Paladin OP and the Subsidiaries (the “Properties”). To the knowledge of Paladin OP, the Subsidiaries have good, marketable and insurable fee simple title to the Properties. None of the Properties is (A) subject to any Order of any Governmental Authority to be sold nor being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor or (B) subject to any pending or, to the knowledge of Paladin OP, threatened rezoning proceedings, which would reasonably be expected to have a Property Material Adverse Effect. Except as set forth on Section 4.11(a) of the Paladin Disclosure Schedule, neither Paladin OP nor any Subsidiary has received notice of any violation in any material respect of any covenants, conditions or restrictions affecting any Properties.

(b)          Section 4.11(b) of the Paladin Disclosure Schedule, sets forth the list of all title policies (each a “Paladin Title Insurance Policy”) which have been issued insuring, as of the effective date of each such Paladin Title Insurance Policy, the applicable Subsidiary’s title to or leasehold interest in the Properties, subject to the matters disclosed on the Paladin Title Insurance Policies. A correct and complete copy of each Paladin Title Insurance Policy has been posted to the Due Diligence Data Site. To the knowledge of Paladin OP, no claim has been made against any Paladin Title Insurance Policy.

(c)          Section 4.11(c) of the Paladin Disclosure Schedule sets forth the rent rolls for the Properties dated as of the date set forth on such Paladin Disclosure Schedule. To the knowledge of Paladin OP, such rent rolls, which have previously been made available to Parent, are correct in all material respects.

(d)          Except as set forth in Section 4.11(d) of the Paladin Disclosure Schedule, to the knowledge of Paladin OP, no claims, action or proceeding has been instituted by or against any Subsidiary against or by any tenant of a Property that is presently pending (including claims relating to fungi, mold or other microbial contamination). A list of all security deposits at the California Property, less any amounts previously repaid to tenants of the California Property or applied in accordance with the applicable tenant’s lease, is set forth on Section 4.11(d) of the Paladin Disclosure Schedule.

(e)          Except as set forth in Section 4.11(e) of the Paladin Disclosure Schedule, to the knowledge of Paladin OP, none of the Subsidiaries are a party to any brokerage commission agreement or leasing commission agreement for which such Subsidiary will be liable after the Closing other than under the Management Contracts.

21

EXECUTION COPY

(f)          Except as set forth in Section 4.11(f) of the Paladin Disclosure Schedule or as contemplated by, or provided in, the organizational documents of Paladin OP or the Subsidiaries, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Property or any portion thereof that is owned by Paladin OP or the Subsidiaries or any other unexpired rights in favor of any party other than Paladin OP or any Subsidiary to purchase or otherwise acquire a Property or any portion that is owned by Paladin OP or the Subsidiaries or any portion thereof or to enter into any contract for sale or letter of intent to sell any Property or any portion thereof that is owned by Paladin OP or the Subsidiaries.

(g)          Except as set forth in Section 4.11(g) of the Paladin Disclosure Schedule, Paladin OP and the Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property owned, used or held for use by them, except as would not have a Paladin Material Adverse Effect. Except as set forth in Section 4.11(h) of the Paladin Disclosure Schedule, neither Paladin OP’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not have a Paladin Material Adverse Effect.

Section 4.12         Taxes. Except as set forth in Section 4.12 of the Paladin Disclosure Schedule:

(a)          Each of Paladin OP and, to the knowledge of Paladin OP, the Subsidiaries has (i) timely filed (or had filed on their behalf) all Tax Returns, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all Taxes (whether or not shown on such Tax Returns) that are required to be paid by it.

(b)          Paladin OP is and at all times since its formation has been properly classified either as a partnership or a disregarded entity for all federal and applicable state and local income tax purposes. To the knowledge of Paladin OP, each Subsidiary of Paladin OP that is a partnership, joint venture, or limited liability company has been since its formation and continues to be properly classified for federal and applicable state and local income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. None of Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries has incurred any material Liability for Taxes other than in the ordinary course of business. No event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Paladin OP or the Subsidiaries.

22

EXECUTION COPY

(c)          There are no material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including Paladin OP, or, to the knowledge of Paladin OP, any of the Subsidiaries, and there are no other audits relating to any material Taxes by any taxing authority in progress, nor has Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit. Paladin OP and, to the knowledge of Paladin OP, the Subsidiaries (A) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (B) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; and (C) have in all material respects properly completed and timely filed all IRS forms W-2 and 1099 required thereof. No claim has been made in writing by a taxing authority in a jurisdiction where Paladin OP or any of the Subsidiaries does not file Tax Returns such that Paladin OP or, to the knowledge of Paladin OP, any such Subsidiary is or may be subject to taxation by that jurisdiction.

(d)          None of Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement between Paladin OP and any of the Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.

(e)          Paladin OP and, to the knowledge of Paladin OP, each of the Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, or other third party.

(f)          No waiver or extension of any statute of limitations is in effect with respect to Taxes of Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries.

(g)          Paladin OP and, to the knowledge of Paladin OP, each of the Subsidiaries has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and has timely paid or has fully accrued in the Financial Statements, all Taxes that are attributable to the Pre-Closing Tax Period.

(h)          Section 4.12(h) of the Paladin Disclosure Schedule lists all jurisdictions (whether foreign or domestic) to which any Tax is payable by Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries.

(i)          Neither Paladin OP nor, to the knowledge of Paladin OP, any Subsidiary will be required to adjust its taxable income for any Post-Closing Tax Period as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction occurring on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) election under Code Section 108(i).

(j)          Neither Paladin OP nor, to the knowledge of Paladin OP, any of the Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(k)          Neither Paladin OP nor, to the knowledge of Paladin OP, any of the Subsidiaries has engaged in a transaction that is a “reportable transaction” as defined in Treasury Regulation §1.6011 4(b).

23

EXECUTION COPY

(l)           Each of Paladin and Paladin Realty Advisors, LLC, is a United States person within the meaning of the Code.

(m)         There is no contract, agreement, plan or arrangement covering any current or former employee or independent contractor of Paladin OP or, to the knowledge of Paladin OP, any Subsidiary that, individually or collectively, would give rise to a payment by Paladin OP or, to the knowledge of Paladin OP, any Subsidiary (or the provision by Paladin OP or any Subsidiary of any other benefits such as accelerated vesting) that would not be deductible by Paladin OP or the Subsidiary by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. Neither Paladin OP nor, to the knowledge of Paladin OP, any Subsidiary has any indemnity obligation for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including Taxes under Code Section 409A.

Section 4.13         Material Contracts.

(a)          Section 4.13(a) of the Paladin Disclosure Schedule is a true, correct and complete list of the material Contracts in (i) through (xv) below to which Paladin OP or any Subsidiary is a party or by which any of their respective Properties or assets are bound (each such Contract being a “Material Contract”; provided, however, that “Material Contract” shall not include any Contract that (x) is terminable upon 60 days’ or less notice without a penalty or premium or (y) will be fully performed and satisfied as of or prior to the Closing Date):

(i)          any Contract (or group of related Contracts) which involves payments to or by Paladin OP or any Subsidiary of an amount in excess of $100,000 in any year;

(ii)         any Contract (or group of related Contracts) which involves expenditures of Paladin OP or any Subsidiary in excess of $250,000 in any year;

(iii)        any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per year and a term of at least twelve (12) months;

(iv)         all JV Contracts and the Management Contracts;

(v)          all Existing Loan Documents;

(vi)         any Contract (or group of related Contracts) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year and involve consideration in excess of $50,000;

(vii)        any Contract concerning any resource sharing or similar arrangement among Paladin, Paladin OP and the Subsidiaries;

(viii)      any Contract for the sale or purchase of any Property;

24

EXECUTION COPY

(ix)         any Contract (or group of related Contracts) which has created, incurred, assumed, or guaranteed any Indebtedness in excess of $500,000 or which has imposed a material Lien on any material assets, tangible or intangible of Paladin OP or any Subsidiary;

(x)          any Contract that limits in any material respect the ability of Paladin OP or any Subsidiary to sell any of its material assets, tangible or intangible;

(xi)         any Contract concerning noncompetition or containing covenants that limit or could limit in any material respect the freedom or right of Paladin OP or any Subsidiary to compete with any Person in any area or territory or to solicit or hire any individual or group of individuals;

(xii)        all management and administration agreements and cost and tax allocation agreements between Paladin, Paladin OP and the Subsidiaries;

(xiii)       any severance, retention, change of control or other similar payment obligation for the benefit of Paladin OP’s or any Subsidiary’s current or former directors, partners, members, managers, officers or employees;

(xiv)        any Contract under which Paladin, Paladin OP or, to the knowledge of Paladin OP, any Subsidiary has advanced or loaned or is obligated to advance or loan any amount to any of its directors, partners, members, managers, officers or employees other than with respect to ordinary business expenses not exceeding $25,000 individually or in the aggregate; or

(xv)         any other Contract that is material to the operations, business, Properties, assets, Liabilities, condition (financial or otherwise) or results of operations of Paladin OP or the Subsidiaries.

(b)          The Paladin Parties have made available to Parent a true, correct and complete copy of each Material Contract listed on Section 4.13(a) of the Paladin Disclosure Schedule. Neither Paladin OP nor any Subsidiary has any oral Contract that would otherwise be a Material Contract. Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and, to the knowledge of Paladin OP, each other party thereto. Except as set forth in Section 4.13(b) of the Paladin Disclosure Schedule: (i) none of Paladin OP or the Subsidiaries has violated or breached, or committed any default under, any Material Contract in any material respect to which it is a party, and, to the knowledge of Paladin OP, no other Person has violated, breached, or committed any default under any such Material Contract in any material respect; (ii) to the knowledge of Paladin OP, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) none of Paladin OP or, to the knowledge of Paladin OP, the Subsidiaries or any JV Partner has waived any of its material rights under any Material Contract.

25

EXECUTION COPY

Section 4.14         Opinion of Financial Advisor. The Paladin Board has received an opinion of Paladin’s financial advisor to the effect that, as of the date of such opinion and subject to the various assumptions and qualifications set forth therein, the portion of the Partnership Merger Consideration to be received by Paladin in the Partnership Merger pursuant to this Agreement is fair, from a financial point of view, to Paladin. Paladin will promptly provide Parent a complete and correct copy of such opinion, solely for informational purposes, after receipt of such opinion in writing by Paladin but not later than the three (3) Business Days prior to the expiration of the Due Diligence Period.

Section 4.15         Insurance. Section 4.15 of the Paladin Disclosure Schedule sets forth an accurate description of each insurance policy currently maintained by Paladin OP or any Subsidiary, in such types and amounts and covering such risks as are reasonably necessary for the operation of their respective businesses. Except as set forth in Section 4.15 of the Paladin Disclosure Schedule, there is no claim by Paladin OP or, to the knowledge of Paladin OP, any Subsidiary pending under any insurance policies which has been denied or disputed by the insurer. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, except where such failure would not, individually or in the aggregate, be reasonably likely to have a Property Material Adverse Effect. With respect to each such insurance policy, Paladin OP and, to the knowledge of Paladin OP, each of its Subsidiaries (i) have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, (ii) have not received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of Paladin OP or any of the Subsidiaries, and (iii) have not received any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder, except where such failure would not, individually or in the aggregate, be reasonably likely to have a Property Material Adverse Effect. To the knowledge of Paladin OP, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.16         Employees. None of Paladin, Paladin OP or the Subsidiaries have (a) directly or indirectly, employed any individuals, including leased employees, (b) ever been a party to or bound by any union, collective bargaining, or similar Contract with any union or other labor organization, nor is any such Contract currently in effect or being negotiated by or on behalf of Paladin, Paladin OP or any of the Subsidiaries, (c) improperly classified any of their personnel as independent contractors who should have been classified and treated as employees under applicable Law, or (d) sponsored, maintained, or contributed to, been required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, any Employee Benefit Plan.

Section 4.17         Absence of Litigation.

(a)          Except as may be set forth on Section 4.17(a) of the Paladin Disclosure Schedule, no Action by or before any Governmental Authority is currently pending against or, to the knowledge of Paladin OP, threatened against any of the Paladin Parties or the Subsidiaries. To the knowledge of Paladin OP, Paladin OP and the Subsidiaries do not know or have reasonable grounds to know of any basis for any Action.

26

EXECUTION COPY

(b)          Section 4.17(b) of the Paladin Disclosure Schedule sets forth each material Action against any of the Paladin Parties or the Subsidiaries initiated since January 1, 2011 that has since been fully adjudicated, settled, resolved or is otherwise no longer pending as of the date of this Agreement.

(c)          None of the Paladin Parties or, to the knowledge of Paladin OP, the Subsidiaries is subject to any outstanding Order.

(d)          There are no Actions pending or, to the knowledge of Paladin OP, threatened, against any of the Paladin Parties or the Subsidiaries which would give rise to any right of indemnification on the part of any director, officer, partner, manager, member or employee of the Paladin Parties or the Subsidiaries.

Section 4.18         Title to Assets. Except as set forth on Section 4.18 of the Paladin Disclosure Schedule, Paladin OP and the Subsidiaries have good and marketable title to the Properties, free and clear of all Liens other than Permitted Liens.

Section 4.19         Environment, Health and Safety Matters. Except as set forth on Section 4.19 of the Paladin Disclosure Schedule:

(a)          To the knowledge of Paladin OP, each of Paladin OP and the Subsidiaries has complied and is in compliance with all Environmental Laws, and no facts or circumstances currently exist that would prevent such compliance in the future;

(b)          Without limiting the generality of the foregoing, to the knowledge of Paladin OP, each of Paladin OP and the Subsidiaries has obtained, has complied and is in compliance with, in each case in all respects, all Permits that are required pursuant to Environmental Laws for the operation of its business, and, no facts or circumstances currently exist that would prevent compliance with such Permits in the future;

(c)          To the knowledge of Paladin OP, none of the Paladin Parties or the Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Laws;

(d)          To the knowledge of Paladin OP, none of the Paladin Parties or the Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, or owned or operated any property or facility (including the Properties) in a manner that has given or would give rise to Liabilities, including response costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental Laws;

(e)          To the knowledge of Paladin OP, no Hazardous Materials are or, at any time during Paladin OP’s or the Subsidiaries’ occupancy has been, present or subject of a Release at, on, under or from any of the Properties or Leases in violation of any applicable Environmental Law, or in a manner that has given or would give rise to Liabilities, including response costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental Laws; and

27

EXECUTION COPY

(f)          To the knowledge of Paladin OP, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called transaction-triggered or responsible property transfer requirements as set forth in Environmental Laws.

Section 4.20         CCRs. To the knowledge of Paladin OP, none of the JV Partners or the Subsidiaries have received written notice of any monetary or material non-monetary violation of any easement, covenant, condition, restriction or agreement contained in any covenants, conditions or restrictions or similar instruments encumbering or benefiting any of the Properties.

Section 4.21         Capital Projects. Except as set forth in Section 4.21 of the Paladin Disclosure Schedule and for day-to-day maintenance and repair work, such as routine unit-turns, there is no non-recurring construction work or other capital projects being performed at the Properties in excess of Fifty Thousand Dollars ($50,000) in the aggregate for any Property.

Section 4.22         Existing Mortgage Indebtedness. There are no documents or other instruments evidencing or securing the Existing Mortgage Indebtedness other than the Existing Loan Documents. The Due Diligence Data Site contains true, correct and complete copies of all Existing Loan Documents.

Section 4.23         Paladin Proxy Statement. The information relating to the Paladin OP and the Subsidiaries to be contained in the Paladin Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Paladin Proxy Statement is first mailed to Paladin’s shareholders or at the time of the Paladin Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Paladin Parties with respect to the information supplied by the Buyer Parties for inclusion therein. All documents that Paladin is responsible for filing with the SEC in connection with the Partnership Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.24         Related Party Transactions. Except as set forth in Section 4.24 of the Paladin Disclosure Schedule, (a) no Paladin Related Party or, to the knowledge of Paladin OP, any Other Related Party has any direct interest in any of the properties or assets of Paladin OP or the Subsidiaries; (b) no Paladin Related Party or, to the knowledge of Paladin OP, any Other Related Party is, or has at any time since January 1, 2012 been, indebted to Paladin OP or the Subsidiaries in an amount in excess of $25,000; (c) since January 1, 2012, no Paladin Related Party or, to the knowledge of Paladin OP, any Other Related Party has entered into, or has had any direct financial interest in, any Contract or transaction to which Paladin OP or any Subsidiary is a party in an amount in excess of $25,000; and (d) no Paladin Related Party or, to the knowledge of Paladin OP, any Other Related Party has any claim against Paladin OP or the Subsidiaries in an amount in excess of $25,000.

28

EXECUTION COPY

Section 4.25         Bank Accounts. Set forth on Section 4.25 of the Paladin Disclosure Schedule is a true, correct and complete list of the names and locations of all banks and other financial institutions with which Paladin OP or any of the Subsidiaries maintains an account as to which deposits are made on behalf of Paladin OP or any of the Subsidiaries, in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Paladin OP or any of the Subsidiaries.

Section 4.26         Books and Records. Each of Paladin OP or any of the Subsidiaries has made and kept (and given the Buyer Parties access to) material business records, financial books and records, studies, surveys and analyses which relate to the business of Paladin OP and the Subsidiaries (the “Business Books and Records”). None of Paladin OP or, to the knowledge of Paladin OP, the Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds, except as reflected in its Business Books and Records. The Business Books and Records have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 4.27         Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Paladin OP or the Subsidiaries.

Section 4.28         Brokers. Except for Houlihan Lokey Capital, Inc., no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Partnership Merger based upon arrangements made by or on behalf of the Paladin Parties.

Section 4.29         No Limitation; Disclaimer; No Misleading Statements.

(a)          Except as specifically set forth herein, neither the Paladin Parties nor any other Person acting on their behalf makes any other representations or warranties with respect to this Agreement or the Paladin Parties to the Buyer Parties, and any other representations or warranties are expressly disclaimed.

(b)          No representation, warranty or other statement made herein or in the Paladin Disclosure Schedule by the Paladin Parties and no statement contained in any certificate, list or other writing provided to any of the Buyer Parties pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make such statements contained herein or therein not misleading.

ARTICLE 5

Representations and Warranties of the Buyer Parties

Except as set forth in the Buyer Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Paladin Parties as follows:

29

EXECUTION COPY

Section 5.1           Parent Organization and Qualifications. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and all necessary authorizations from Governmental Authorities to (i) own, lease and, to the extent applicable, operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2           Merger Sub Organization and Qualifications. Merger Sub is a limited liability company duly organized, validly existing and in good standing (to the extent applicable) under the laws of the State of Delaware and has the requisite organizational power and authority and all necessary authorizations of Governmental Authorities to (i) own, lease and, to the extent applicable, operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.3           Organizational Documents. Each Buyer Party has made available to Paladin OP complete and correct copies of (i) the Parent Certificate of Limited Partnership and Agreement of Limited Partnership, each as in effect on the date hereof, and (ii) the Merger Sub Certificate of Formation and Operating Agreement, each as in effect on the date hereof.

Section 5.4           Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the Partnership Merger. Prior to the Partnership Merger, Merger Sub will not conduct any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Partnership Merger. Merger Sub owns no Equity Interest in or other security issued by any other Person.

Section 5.5           Authority.

(a)          Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Partnership Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of each of Parent and Merger Sub are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming due authorization, execution and delivery by Paladin and Paladin OP constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

30

EXECUTION COPY

(b)          Parent shall have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger, and shall have taken all organizational actions required to be taken by Parent for the consummation of the Partnership Merger.

(c)          Merger Sub shall have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger and the transactions contemplated by this Agreement, and Merger Sub shall have taken all action required to be taken for the consummation of the Partnership Merger and the transactions contemplated by this Agreement.

Section 5.6           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Parent do not, and the performance of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate (1) the organizational documents of either Parent or Merger Sub, (2) conflict with or violate any Law or Order applicable to each of Parent and Merger Sub or by which any of its properties or assets is bound, or (3) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any of the terms, conditions or provisions of any material Contract to which it is a party or by which it or any of its properties or assets is bound.

(b)          The execution and delivery of this Agreement by Parent do not, and the consummation of the Partnership Merger and the other transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the Delaware SOS, and (iii) such filings as may be required in connection with the payment of any Transfer Taxes.

Section 5.7           Required Financing. At the Partnership Merger Effective Time, Parent will have sufficient funds (including amounts in the Earnest Money Escrow Account at the Partnership Merger Effective Time), in cash, to pay the Partnership Merger Consideration, and any other amounts payable by Parent under this Agreement, together with all fees and expenses of Parent incurred in connection with the Partnership Merger and to effect the Partnership Merger and the transactions contemplated by this Agreement.

31

EXECUTION COPY

Section 5.8           Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Partnership Merger based upon arrangements made by or on behalf of either of the Buyer Parties.

Section 5.9           No Limitation; Disclaimer; No Misleading Statements.

(a)          Except as specifically set forth herein, neither the Buyer Parties nor any other Person acting on their behalf makes any other representations or warranties with respect to this Agreement or the Buyer Parties to the Paladin Parties, and any other representations or warranties are expressly disclaimed.

(b)          No representation, warranty or other statement made herein or in the Buyer Disclosure Schedule by the Buyer Parties and no statement contained in any certificate, list or other writing provided to any of the Paladin Parties pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make such statements contained herein or therein not misleading.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE Partnership MERGER

Section 6.1           Operation of the Business.

(a)          From the date hereof until the Partnership Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Pre-Closing Period”), the Paladin Parties agree, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.1 of the Paladin Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, to use commercially reasonable efforts to conduct the businesses of Paladin OP and the Subsidiaries in all material respects in the ordinary course of business consistent with past practice; and Paladin OP shall and shall cause the Subsidiaries to use commercially reasonable efforts to (i) conduct their operations in compliance, in all material respects, with applicable Laws consistent with past practice; and (ii) preserve their assets and properties in good repair and condition. Without limiting the generality of the foregoing, during the Pre-Closing Period except as expressly permitted by this Agreement, including those actions set forth in Section 6.1 of the Paladin Disclosure Schedule, or as consented to in writing by Parent, which consent will not be unreasonably withheld, Paladin OP shall not and shall not permit any of the Subsidiaries to:

(i)          authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any Paladin OP Units or other Equity Interests of Paladin OP or any Subsidiary;

(ii)         effect any recapitalization, reclassification or repurchase or redeem any Equity Interest;

(iii)        reclassify, combine, split or subdivide any Paladin OP Units or any other Equity Interest of Paladin OP or any Subsidiary;

32

EXECUTION COPY

(iv)         declare, set aside, make or pay any dividend or other distribution, payable in cash, Paladin OP Units, property or otherwise, with respect to any Paladin OP Units or any other Equity Interests of Paladin OP or any Subsidiary, except (A) the monthly cash distributions on Paladin OP Units to be declared and paid in cash on or before the Partnership Merger Effective Time in the ordinary course of business consistent with past practice, (B) dividends or distributions paid to Paladin OP by any Subsidiary, including any proceeds from the sale of the Beechwood Property, (C) dividends or distributions, other than with respect to the California Property, required under the applicable organizational documents of such entities as set forth in Section 6.1(a)(iv)(C) of the Paladin Disclosure Schedule or (D) distributions of cash by Paladin OP to Paladin before the Closing Date.

(v)          amend or otherwise change any provision of the Paladin Charter, Paladin Bylaws, Paladin OP Agreement, certificate of limited partnership of Paladin OP or any Subsidiary’s organizational documents;

(vi)         acquire, or agree to acquire, by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial Equity Interest in, or by any other manner, in a single transaction or in a series of related transactions, any Person, business, entity or division thereof or otherwise acquire or agree to acquire any properties or assets that are material, individually or in the aggregate, to Paladin OP, except transactions that would not adversely impact the transactions contemplated hereby;

(vii)        incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a Subsidiary) for Indebtedness, except for: (A) refinancings of Indebtedness becoming due and payable in accordance with their terms on terms and in such amounts reasonably acceptable to Parent; (B) Indebtedness for borrowed money incurred in order for Paladin OP to pay the monthly dividend on Paladin OP Units permitted by Section 6.1(a)(iv); and (C) inter-company Indebtedness among Paladin OP and the Subsidiaries in the ordinary course of business consistent with past practice;

(viii)      except as provided in Section 6.1(a)(viii) of the Paladin Disclosure Schedule, modify, amend or terminate any Material Contract or enter into any new material Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.13(a) of the Paladin Disclosure Schedule as a Material Contract;

(ix)         modify, amend or terminate any of the Leases at the California Property, except in accordance with the terms thereof;

(x)          modify, amend or terminate any Existing Loan Document, JV Contract or Management Contract, other than amendments or modifications permitted to be made by a JV Partner, in its sole discretion, in accordance with the terms of such JV Contract;

(xi)         except as otherwise permitted under Section 7.10 hereof, modify, amend or extend the Stone Ridge Note;

33

EXECUTION COPY

(xii)        grant any Consent or other approval with respect to or under any JV Contract, except in the ordinary course of business consistent with past practice;

(xiii)       take any action that would be reasonably likely to cause a material increase or decrease in the balance of any JV Preferred Return other than in the ordinary course of business, including (x) changes in any JV Preferred Return as a result of capital contributions or distributions made in accordance with the applicable JV Agreement and (y) consistent with the Waterfall Model;

(xiv)      fail to use its reasonable best efforts to comply with its obligations under the Material Contracts, including the Existing Loan Documents and JV Contracts;

(xv)       repurchase, repay or pre-pay any Indebtedness, except repayments of revolving credit facilities or other similar lines of credit in the ordinary course of business, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, prepayments of Existing Mortgage Indebtedness in accordance with their terms, as such loans become due and payable or payment of Indebtedness in accordance with its terms; or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(xvi)      authorize, or enter into any commitment for, any material capital expenditure (such authorized or committed material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (A) Capital Expenditures required to be made pursuant Section 6.1(a)(xvi) of the Paladin Disclosure Schedule; and (B) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to maintain the physical and structural integrity of the Properties and as reasonably determined by Paladin OP to be necessary to keep the Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Properties as is necessary in the event of an emergency situation, which Capital Expenditures shall not exceed Five Hundred Thousand Dollars ($500,000), in the aggregate;

(xvii)     sell, lease, license, assign or transfer any material portion of its assets, whether tangible or intangible, including any of the Properties;

(xviii)    mortgage, encumber or subject to any Lien any material portion of its assets, whether tangible or intangible, including any of the Properties, except as permitted by Section 6.1(a)(vii);

(xix)       fail to use its best commercial efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Paladin OP, the Properties, Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(xx)        make any loan or enter into any other material transaction with, any of its directors, officers, managers, members, partners or employees outside the ordinary course of business;

34

EXECUTION COPY

(xxi)       settle or compromise any Action in which Paladin OP or a Subsidiary is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, in any such case if doing so will materially adversely affect the business of Paladin OP or the Subsidiaries or the ability of the Paladin Parties to consummate the transactions contemplated by this Agreement;

(xxii)      change any of its methods of accounting or accounting practices in any material respect or make any material Tax election;

(xxiii)     take any action that would be reasonably likely to cause, individually or in the aggregate, a Property Material Adverse Effect or a Paladin Material Adverse Effect;

(xxiv)    take any action or omit to take any action that would reasonably be likely to cause the representations or warranties in Article 4 not to be true at Closing, such that the condition set forth in Section 8.2 would not be satisfied at the Closing; or

(xxv)     announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

(b)          Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct Paladin OP’s operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, Paladin OP shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.2           Other Actions. Each party agrees that, between the date of this Agreement and the Partnership Merger Effective Time, except as contemplated by this Agreement, such party shall not, directly or indirectly, without the prior written consent of the other Parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment, to take any such action.

Section 6.3           Confidentiality. All information provided to or obtained by Parent pursuant to this Agreement shall be deemed “Evaluation Material” pursuant to the Confidentiality Agreement dated January 7, 2013, by and between Parent and Paladin (the “Confidentiality Agreement”) and shall be kept confidential in accordance with such Confidentiality Agreement.

35

EXECUTION COPY

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1           Proxy Statement; Paladin Shareholder Meeting.

(a)          Paladin shall, with the assistance of Parent, (i) as soon as reasonably practicable following the date hereof, prepare the Paladin Proxy Statement and (ii) as soon as reasonably practicable following termination of the Due Diligence Period, file the Paladin Proxy Statement with the SEC. Parent and Paladin will cooperate with each other in the preparation of the Paladin Proxy Statement, and Paladin shall provide Parent with reasonable opportunity to review a draft of the Paladin Proxy Statement prior to its filing with the SEC. Paladin shall, as soon as reasonably practicable after receipt thereof, notify Parent of the receipt of any comments from the SEC with respect to the Paladin Proxy Statement and any request by the SEC for any amendment to the Paladin Proxy Statement or for additional information.

(b)          The Paladin Parties shall cause, in accordance with applicable Law and the Paladin Charter and Paladin Bylaws, the Paladin Board to duly call, give notice of, convene and hold the Paladin Shareholder Meeting as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Paladin Shareholder Approval. Except to the extent that the Paladin Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Partnership Merger in compliance with Section 7.2, the Paladin Board shall make the Paladin Recommendation and shall include such recommendation in the Proxy Statement. Unless this Agreement shall have been terminated in accordance with Section 9.1(a), Paladin shall hold the Paladin Shareholders’ Meeting regardless of whether the Paladin Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the Partnership Merger. Paladin will use reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval of this Agreement and the Partnership Merger.

Section 7.2           No Solicitation of Transactions.

(a)          Subject to Section 7.2(d), none of Paladin, Paladin OP or any Subsidiary shall, nor shall it authorize, directly or indirectly, any Representative of Paladin, Paladin OP or any Subsidiary to, directly or indirectly, (i) solicit or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal or afford access to the business, Properties, assets, books or records of Paladin OP or any of the Subsidiaries, to any Person that has made or, to the knowledge of Paladin OP, is considering making or seeking to make any Acquisition Proposal, (ii) enter into, continue or otherwise participate in discussions or negotiations with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or grant any waiver or release to any Person under any standstill agreement or similar obligation to Paladin OP or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise, (iii) withdraw, modify or amend the Paladin Recommendation in any manner adverse to any Buyer Party, or fail to make the Paladin Recommendation (any event described in this clause (iii), a “Change in Recommendation”) (it being understood that the Paladin Board may choose to take no position with respect to an Acquisition Proposal until the close of business as of the tenth Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. Paladin OP shall, and shall direct its Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal. It is agreed that any violation of the restrictions on Paladin, Paladin OP or any Subsidiary set forth in this Section by any Representative thereof shall be deemed a breach of this Section by the Paladin Parties.

36

EXECUTION COPY

(b)          The Paladin Parties shall, and shall cause the Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. As of the Closing Date, Paladin shall assign to Parent each confidentiality agreement executed by a Person other than Parent, if any, within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal. To the extent any such confidentiality agreement is not assignable, the Paladin Parties shall use their reasonable best efforts to secure their rights and ensure the performance of such other Person’s obligations under the relevant confidentiality agreement and, to the extent provided or permitted thereunder, to require such other Person to return or destroy (and confirm destruction of) all such information as promptly as reasonably practicable.

(c)          Paladin and Paladin OP shall promptly, and in any event within forty-eight hours after receipt, notify Parent of the receipt of (i) an Acquisition Proposal, (ii) any request for information relating to Paladin, Paladin OP or any Subsidiaries (other than requests for information unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, which any director or executive officer of Paladin OP or any Representatives for any Paladin Party may receive after the date hereof. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a summary written description thereof. Paladin and Paladin OP shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such proposal, indication, inquiry or request. Paladin OP shall not, and shall not permit any Subsidiary to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which Paladin OP or any Subsidiary is a party, in each case relating to an Acquisition Proposal.

37

EXECUTION COPY

(d)          Subject to Paladin OP’s compliance with the provisions of this Section 7.2, and only prior to the Paladin Shareholder Approval, following the receipt by Paladin, Paladin OP or any Subsidiary of a written Acquisition Proposal, the Paladin Board may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to result in a Superior Proposal and (ii) if the Paladin Board determines in good faith following consultation with Paladin’s legal and financial advisors that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, the Paladin Board thereafter may (A) furnish non-public information with respect to Paladin OP and the Subsidiaries to the Person who made such proposal (provided that Paladin OP (I) has previously or concurrently furnished such information to Parent and (II) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Paladin OP as the Confidentiality Agreement), (B) participate in negotiations regarding such proposal, (C) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, (x) recommend that Paladin’s shareholders approve such Superior Proposal and, in connection therewith, effect a Change in Recommendation and (y) authorize Paladin OP to enter into a definitive agreement providing for the implementation of such Superior Proposal; provided that (1) the receipt of such Acquisition Proposal did not result from a breach of this Section 7.2, (2) prior to taking any foregoing action, the Paladin Board determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (3) the Paladin Board determines in good faith following consultation with Paladin’s legal and financial advisors that such Acquisition Proposal is a Superior Proposal, and (4) Paladin OP shall not enter into any such agreement unless this Agreement shall have been terminated by Paladin OP in accordance with Section 9.1(i) and Paladin shall have paid the Break Fee to Parent. Nothing in this Section 7.2 or elsewhere in this Agreement shall prevent the Paladin Board from (i) at any time prior to obtaining Paladin Shareholder Approval and other than in response to an Acquisition Proposal, effecting a Change in Recommendation in the event that the Paladin Board has determined in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of Paladin under applicable Law, or (ii) taking and disclosing to the Paladin shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to Paladin’s shareholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither Paladin OP nor the Paladin Board shall be permitted to recommend that Paladin Shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or withdraw or modify the Paladin Recommendation, unless in each case such tender or exchange offer constitutes a Superior Proposal and, in connection therewith, effects a Change in Recommendation and Paladin shall have paid the Break Fee to Parent. In addition, nothing in this Section 7.2(d) shall prohibit Paladin or Paladin OP from taking any action that any court of competent jurisdiction orders Paladin or Paladin OP to take pursuant to an Order. Notwithstanding the foregoing, not fewer than 36 hours prior to any determination by the Paladin Board that the proposal for an Acquisition Proposal is reasonably likely to lead to a Superior Proposal, Parent shall be notified orally and in writing of the Paladin Board’s intention to take such action and the Paladin Parties shall negotiate in good faith with Parent concerning any such new proposal by Parent prior to the expiration of such 36-hour period; provided, that Paladin shall promptly notify Parent thereafter if the Paladin Board determines that an Acquisition Proposal is not, and is unlikely to become, a Superior Proposal.

Section 7.3           Further Action; Reasonable Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Partnership Merger, and the other transactions contemplated by this Agreement, including using its reasonable efforts to obtain all Permits, Consents, qualifications and orders of Governmental Authorities with Paladin OP and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Partnership Merger and the other transactions contemplated by this Agreement.

(b)          Each of the Parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any Order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Partnership Merger.

38

EXECUTION COPY

(c)          Each of the Paladin Parties shall use their respective commercially reasonable efforts to obtain any third party Consents, other than those Consents required to be obtained as a condition to Closing pursuant to Section 8.2(e)(v), (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed in Section 7.3(c) of the Paladin Disclosure Schedule or (iii) required to prevent a Paladin Material Adverse Effect from occurring prior to the Partnership Merger Effective Time. In the event that any Paladin Party shall fail to obtain any third party Consent described above, the Paladin Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Paladin Parties and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Partnership Merger Effective Time, from the failure to obtain such Consent.

Section 7.4           Certain Tax Matters.

(a)          Parent and Paladin OP shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. At the Partnership Merger Effective Time, the Transfer Taxes shall be borne equally by Paladin and Parent, and Paladin’s portion thereof, if any, shall be deducted or withheld from the Partnership Merger Consideration.

(b)          Paladin shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Paladin will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year. During the period from the date of this Agreement to the Partnership Merger Effective Time, Paladin shall facilitate all reasonable requests of Parent with respect to maintenance of the Paladin’s REIT status for its 2013 taxable year and, if applicable, 2014 taxable year.

(c)          Responsibility for Filing Tax Returns.

(i)          Paladin shall use its reasonable best efforts to cause to be prepared all Income Tax Returns for Paladin OP and the Subsidiaries for all periods ending on or prior to the Closing Date the due dates of which are after the Closing Date (the “Paladin Returns”). All Paladin Returns shall be timely prepared in a manner consistent with the past practice of Paladin OP and the Subsidiaries with respect to the treatment of specific items on the Paladin Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts. Paladin shall use its reasonable best efforts to cause each of the Paladin Returns to be submitted to Parent at least fifteen (15) calendar days before the due date for the filing of the Paladin Return (taking into account any extensions) and Parent shall have the right to review and comment on the Paladin Returns. Paladin shall use its reasonable best efforts to cause all reasonable comments from Parent to be reflected on the Paladin Returns to the extent the comments are consistent with the standard set forth above. Paladin will timely pay all Taxes of Paladin OP and the Subsidiaries attributable to Pre-Closing Tax Period, including all Taxes shown as payable on the Paladin Returns.

39

EXECUTION COPY

(ii)         Parent shall prepare or cause to be prepared and timely file or cause to be timely filed any (A) Tax Returns of Paladin OP and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date (the “Straddle Period”) and (B) any non-Income Tax Returns for Paladin OP and the Subsidiaries for all periods ending on or prior to the Closing Date, in each case, the due date (including extensions of time to file) of which is after the Closing Date (the “Buyer Returns”). All Buyer Returns shall be prepared and filed in a manner consistent with the past practice of Paladin OP and the Subsidiaries with respect to the treatment of specific items on Parent Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts. Parent shall submit each of the Buyer Returns to Paladin at least fifteen (15) calendar days before the due date for the filing of the Buyer Return (taking into account any extensions) and Paladin shall have the right to review and comment on the Buyer Returns. Parent shall reflect all reasonable comments from Paladin on the Buyer Returns to the extent such comments are consistent with the standard set forth above. At least five (5) calendar days before each Buyer Return is due to be filed, Paladin shall pay to Parent the amount of Taxes shown as payable on the Buyer Return that is attributable to the Pre-Closing Tax Period and any refunds due to Paladin OP shall be paid by Parent to Paladin.

(iii)        Paladin and Parent shall not take any action, or permit any action to be taken, that may prevent the Tax year of Paladin OP or any of the Subsidiaries from ending for all relevant Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of Paladin OP and each of the Subsidiaries.

(d)          Books and Records; Cooperation. Paladin and Parent shall, and shall cause their representatives and Affiliates to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, including the filing of any claim for refund resulting from a carryback of any net operating losses, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to Paladin OP or any of the Subsidiaries or the computation or verification of amounts under this Section 7.4 and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder, provided that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

40

EXECUTION COPY

(e)          Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes for a Straddle Period, (i) the amount of any Taxes based on or measured by income or receipts of Paladin OP or any of the Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which Paladin OP or any of the Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of Paladin OP or any of the Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f)          Paladin shall obtain the tax opinion described in Section 8.2(e)(ix) dated as of the Closing Date.

Section 7.5           Public Announcements. Except as otherwise may be required by applicable Law, Parent and Paladin OP shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement, the Partnership Merger or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law. Without limiting the generality of the foregoing, neither Parent nor Paladin OP shall, and shall not permit any of their respective Representatives to, make any disclosure regarding this Agreement or the Partnership Merger unless (a) the other shall have approved such disclosure or (b) such party hereto shall have determined in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by applicable Law. Notwithstanding the foregoing and notwithstanding anything to the contrary contained in the Confidentiality Agreement (which Confidentiality Agreement is superseded to the extent set forth in this last sentence of this Section 7.5), the parties hereto acknowledge and agree that each of Parent and Paladin may be required and shall hereby be permitted to file appropriate filings under the securities laws disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement; provided, however, that Parent and Paladin shall provide each other a copy of such disclosure prior to the filing thereof.

Section 7.6           Notice of Certain Events.

(a)          The Paladin Parties shall notify Parent promptly of (i) any written communication and, to the knowledge of Paladin OP, any other communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Paladin OP, any of the Subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Paladin OP, any of the Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting Paladin or any of the Subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Partnership Merger Effective Time which, to the knowledge of Paladin OP, causes or is reasonably likely to cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied.

41

EXECUTION COPY

(b)          The Buyer Parties shall notify Paladin OP promptly of (i) any written communication and, to the knowledge of Parent, any other communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting any of the Buyer Parties that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Partnership Merger Effective Time, which to the knowledge of Parent, causes or is reasonably likely to cause the conditions set forth in Section 8.3(a) and Section 8.3(b) not to be satisfied.

(c)          The delivery of any notice pursuant to this Section 7.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.7           Existing Mortgage Indebtedness. Notwithstanding any provision in this Agreement to the contrary, at Closing, Parent shall execute such documents and take such action as each Existing Lender under the Existing Mortgage Indebtedness may require in order to cause Paladin, Paladin OP and any Subsidiary (other than a JV Subsidiary) of Paladin OP to be released from any liability, including under any guaranties, pursuant to the Existing Mortgage Indebtedness. In the event that Parent elects to waive the condition set forth in Section 8.2(d) with respect to one or more Properties and pre-pay or defease any Existing Mortgage Indebtedness with respect to such Property or Properties, Parent shall bear all costs and fees, including, without limitation, any prepayment penalties or yield maintenance amounts, in connection therewith.

Section 7.8           Exclusivity; Due Diligence Review.

(a)          Exclusivity.

(i)          The Buyer Parties and the Paladin Parties hereby agree that during the period beginning on the date hereof through 5:00 p.m. pacific time on the day which is the thirtieth (30th) day following the Agreement Date (unless during such thirty day period, Parent shall notify the Paladin Parties that Parent has finished its due diligence) (the “Due Diligence Period”), Parent and Paladin shall continue to discuss on an exclusive basis this Agreement, the Partnership Merger and the transactions contemplated by this Agreement (the “Proposed Transaction”), including the negotiation of the terms thereof and the definitive documentation regarding the same.

42

EXECUTION COPY

(ii)         In addition to and not in limitation of the provisions of Section 7.2 hereof, the Paladin Parties hereby agree that, during the Due Diligence Period, the Paladin Parties shall not, and shall not authorize or permit any of their respective Representatives (collectively, the “Paladin Group”) to, directly or indirectly, initiate, solicit, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or group of Persons other than the Buyer Parties (an “Alternate Proposal”) to acquire all or any significant part of the business and properties or Equity Interests of any Paladin Party, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Alternate Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Proposed Transaction with the Buyer Parties. Paladin agrees to immediately notify Parent if any member of the Paladin Group receives any indications of interest, requests for information or offers in respect of an Alternate Proposal, and will communicate to Parent in reasonable detail the terms of any such indication, request or offer, and will provide Parent with copies of all written communications relating to any such indication, request or offer and shall keep Parent fully informed on a current basis of any modifications to such indication, request or offer. As of the date hereof, the Paladin Parties shall have terminated, and shall have caused each member of the Paladin Group to terminate, any and all existing discussions or negotiations with any Person or group of Persons other than the Buyer Parties regarding an Alternate Proposal. Paladin represents that no member of the Paladin Group is party to or bound by any agreement with respect to an Alternate Proposal other than under this Agreement.

(iii)        The Parties acknowledge that a breach of this Section 7.8(a) would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, Paladin hereby agrees that Parent may seek equitable relief in the event of any breach or threatened breach of this Section 7.8(a), including injunctive relief against any breach thereof and specific performance of any provision thereof, in addition to any other remedy to which Buyer may be entitled, including the remedy set forth in Section 9.3(a)(iv).

(b)          Due Diligence Review.

(i)          During the Due Diligence Period and between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Paladin OP shall, and shall cause the Subsidiaries, to (A) afford the Buyer Parties and their respective Representatives, following reasonable advance notice from Parent to Paladin OP, reasonable access during normal business hours to their officers, employees, agents, the Properties, offices, Contracts, Business Books and Records of any of the Subsidiaries and all other financial, operating and other data and information relating to Paladin OP or any of the Subsidiaries and as Parent may reasonably request, (B) permit the Buyer Parties and their respective Representatives to make copies and inspections thereof as Parent may reasonably request, and (C) make available to the Buyer Parties and their respective Representatives all information concerning the business, Properties, Contracts, assets, liabilities, personnel and other aspects of the Paladin Parties as Parent and its Representatives may reasonably request. Without limiting the foregoing, the Buyer Parties and their respective Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the Properties; provided, however, that neither the Buyer Parties nor their respective Representatives shall have the right to perform any invasive testing procedure on any building or Property, except as agreed to in writing by Paladin OP, which consent shall not be unreasonably withheld or delayed; provided that Parent shall agree that the Buyer Parties shall repair all damages not otherwise insured that are directly caused by such testing. Notwithstanding the foregoing, neither the Buyer Parties nor any of their respective Representatives shall (I) contact or have any discussions with any JV Partners or any of their Representatives, unless in each case Parent obtains the prior consent of Paladin OP, which shall not be unreasonably withheld or delayed; provided, that such prohibitions shall not apply to contacts or discussions not related to the Partnership Merger and shall not be applicable to contacts and discussions with the Paladin Parties’ executive officers or their financial advisors, or (II) damage any Property or any portion thereof. Parent shall schedule and coordinate all inspections with Paladin OP and shall give Paladin OP at least two (2) Business Days’ prior written notice thereof, setting forth the inspection that Parent or its Representatives intend to conduct. Paladin OP shall be entitled to have Representatives present at all times during any inspection. Notwithstanding the foregoing, none of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of any of the Subsidiaries, so long as Paladin OP has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not jeopardize such attorney-client privilege or contravene any Law or the confidentiality provisions of any binding agreement entered into prior to the date of this Agreement (provided, that upon the request of Parent, each of the Subsidiaries shall use its reasonable best efforts to obtain consent from the applicable third party or enter into a customary joint defense agreement, if applicable, to enable the disclosure of such information).

43

EXECUTION COPY

(ii)         During the Due Diligence Period, all information obtained by Parent pursuant to this Section 7.8(b) shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, subject to the prior written consent of Paladin OP, which consent shall not be unreasonably withheld or delayed, Parent and its Representatives may furnish such information to any Person (including financing sources) and its Representatives in connection with each Person’s potential investment in Parent or its Affiliates, or evaluation of the acquisition of assets of Paladin OP in connection with or following the Closing.

(iii)        The cost of the inspections and tests undertaken pursuant to this Section 7.8(b) shall be borne solely by Parent. Parent shall indemnify, protect, defend, and hold the Paladin Parties, their lenders, and their Affiliates, owners, agents and employees harmless from and against any claim for damage to property or injury to or death of any persons arising from the acts of Parent or its Representatives occurring as a direct result of such inspections, tests or examinations of any Property; provided, however, that if any such damage or injury is reasonably likely to be covered by insurance, the Paladin Parties shall seek coverage thereunder prior to making any claim for indemnification.

(iv)        The obligations of Parent under this Section 7.8(b) (including its indemnification obligations) shall survive Closing or the termination of this Agreement.

(v)         If, during the Due Diligence Period, Paladin OP fails to, or fails to cause its Subsidiaries or Representatives to, provide access to or otherwise cooperate with the Buyer Parties in accordance with Section 7.8(b)(i), Paladin hereby agrees that Parent shall be entitled to the remedy set forth in Section 9.3(a)(ii).

Section 7.9           Buyer Parties’ Audit.   The Buyer Parties are required by Rule 3-14 or Rule 3-05 of SEC Regulation S-X to prepare and file an audited Consolidated Statement of Operations of Paladin OP for one or more of the most recent pre-acquisition fiscal years and an un-audited Consolidated Statement of Operations for the interim period prior to the Closing Date (the “Buyer Parties’ Audit”). In connection with the Buyer Parties’ Audit, the Paladin Parties shall draft the required financial statements and reasonably cooperate with the Buyer Parties’ auditor in the preparation of the Buyer Parties’ Audit. Paladin will use its reasonable best efforts to provide the required financial statements to the Buyer Parties by the date requested by Buyer in a written notice delivered to the Paladin Parties at least sixty (60) days prior to the requested delivery date. Parent shall be solely responsible for all costs related to the preparation and audit for the Buyer Parties’ Audit.

44

EXECUTION COPY

Section 7.10         Stone Ridge Note. Prior to Closing, the Paladin Parties shall have extended the payment due date under the Stone Ridge Note to December 31, 2013 and shall not, without the prior written consent of Parent, make any other changes or modifications thereto or cause the consummation of a refinancing of the Stone Ridge Note prior to the Closing except as otherwise requested in writing by the Buyer Parties. Any fees or expenses incurred by the Paladin Parties in connection with a written request by the Buyer Parties related to the Stone Ridge Note shall be the sole responsibility of Parent.

ARTICLE 8

CONDITIONS TO THE PARTNERSHIP MERGER

Section 8.1           Conditions to the Obligations of Each Party. The respective obligations of the Paladin Parties and the Buyer Parties to consummate the Partnership Merger are subject to the satisfaction or waiver in writing by the Parties (where permissible), as of or prior to the Closing, of the following conditions:

(a)          Paladin shall have obtained the Paladin Shareholder Approval.

(b)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is then in effect and has the effect of making consummation of the Partnership Merger illegal or prohibiting consummation of the Partnership Merger.

Section 8.2           Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Partnership Merger are subject to the satisfaction or waiver in writing by the Buyer Parties (where permissible), as of or prior to the Closing, of the following additional conditions:

(a)          The representations and warranties of the Paladin Parties set forth in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects of such date; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications, limitations and exceptions referring to “Paladin Material Adverse Effect,” “material,” “in all material respects” or like words shall be disregarded (except for the first sentence of the representation in Section 4.10 which shall be shall be true and correct in all respects); provided, further, that the Buyer Parties shall not be able to terminate this Agreement pursuant to Section 9.1(e)(i) or (ii) on the basis of any such inaccuracies or breaches to the extent that the Buyer Parties had actual knowledge of such inaccuracies or breaches either prior to the Agreement Date or during the Due Diligence Period and failed to provide written notice to the Paladin Parties either prior to the Agreement Date or the end of the Due Diligence Period, as applicable. For the avoidance of doubt, it is hereby acknowledged and agreed that for  purposes of this Section 8.2(a), Section 9.1(a), Section 9.1(e) and Section 9.2, the Buyer Parties shall not be deemed to have “actual knowledge” of any information merely because such information is contained in or was provided to the Buyer Parties and their Representatives through the Due Diligence Data Site.

45

EXECUTION COPY

(b)          The Paladin Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with under this Agreement on or prior to the Partnership Merger Effective Time.

(c)          Paladin OP shall have delivered to Parent a certificate, dated the date of the Partnership Merger Effective Time, signed by an officer of Paladin OP and certifying as to the satisfaction of the conditions specified in Section 8.2(a) and Section 8.2(b).

(d)          The Buyer Parties shall have obtained from each Existing Lender (and any other party whose Consent is required under the Existing Loan Documents) executed and effective Assumption Documents in form and substance reasonably acceptable to Paladin and the Buyer Parties with respect to the Existing Mortgage Indebtedness.

(e)          The Paladin Parties shall have delivered to Parent:

(i)          a written affirmation from each of the JV Partners, in form reasonably acceptable to the Buyer Parties (the “JV Certificates”), which shall confirm, in each case, that (A) such JV Partner is a partner of Paladin in the applicable Subsidiary, (B) the agreements and documents which comprise each JV Contract is consistent with those listed on Section 4.13(a) of the Paladin Disclosure Schedule and such agreements and documents attached to such JV Certificate are true, correct and complete copies, (C) the balances of the JV Preferred Return for the applicable JV Subsidiary as set forth on Section 4.2 of the Paladin Disclosure Schedule are correct; and (D) with respect to PRIP Stone Ridge, LLC only, confirming (1) the amount outstanding under the Stone Ridge Note, (2) the date to which interest and principal has been paid, (3) the terms of payment and the date of maturity, and (4) confirming that the copy of the Stone Ridge Note attached to such JV Certificate is true, correct and complete;

(ii)         estoppel certificates from each party to the Paladin Advisory Agreement (other than Paladin OP), in the form reasonably acceptable to the Buyer Parties, which estoppels shall confirm that there is no Liability or obligation of the Paladin Parties or any Affiliates thereof, and after the Closing Date there will be no Liability or obligation of the Surviving Entity, arising out of or related to the Paladin Advisory Agreement;

(iii)        such disclosures, reports and tax forms as are required by applicable Law in connection with the consummation of the transactions contemplated in this Agreement;

46

EXECUTION COPY

(iv)        non-imputation and other affidavits and agreements for the benefit of the applicable title company which issued each Paladin Title Insurance Policy, in form acceptable to such title company, so that each title company has issued to the applicable Buyer Parties, Non-Imputation Endorsements to each Paladin Title Insurance Policy;

(v)         each of the Consents set forth on Section 4.6(a) of the Paladin Disclosure Schedule;

(vi)        an opinion of counsel to Paladin, in a form reasonably satisfactory to Parent, addressed to Parent, and dated as of the Closing Date;

(vii)       a copy of (i) the certificate of formation (or other similar organizational document), as amended, of each of Paladin OP and each of the Subsidiaries, certified by the Secretary of State in their respective jurisdictions of organization, as of a date not earlier than ten (10) Business Days prior to the Closing and accompanied by a certificate of the general partner of Paladin OP and the manager of the applicable Subsidiary, dated as of the Closing, stating that no amendments have been made to such certificate of formation (or other similar organizational document) since such date, and (ii) the partnership agreement or limited liability company agreement (or other similar organizational document) of Paladin OP and each of the Subsidiaries, certified by the general partner of Paladin OP and the manager of the applicable Subsidiary;

(viii)      a good standing certificate for Paladin OP and each of the Subsidiaries from the Secretary of State in their respective jurisdictions of organization and from the Secretary of State in each other jurisdiction in which the operation of Paladin OP’s and each Subsidiary’s business in such jurisdiction, requires Paladin OP and each Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than ten (10) Business Days prior to the Closing, except where such failure to be in good standing would not be reasonably expected to have a Property Material Adverse Effect; and

(ix)         a tax opinion of Arent Fox LLP, tax counsel to Paladin, dated as of the Closing Date which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by Paladin, Paladin OP and  the Subsidiaries) that (i) for each of the taxable years of Paladin through December 31, 2012, and for the first quarter of its taxable year ending December 31, 2013, at least 95 percent of Paladin OP’s gross income consisted of those items listed in Section 856(c)(2); (ii) for each of the taxable years of Paladin through December 31, 2012, and for the first quarter of its taxable year ending December 31, 2013, at least 75 percent of Paladin OP’s gross income consisted of those items listed in Section 856(c)(3); (iii) for each of the taxable years of Paladin through December 31, 2012, and for the first quarter of its taxable year ending December 31, 2013, at least 75 percent of the value of Paladin OP’s total assets consisted of those items listed in Section 856(c)(4)(A) and (a) no more than 25 percent of the value of its total assets consisted of items described in Section 856(c)(4)(B)(i); (b) no more than 25 percent of the value of its total assets consisted of items described in Section 856(c)(4)(B)(ii); and (c) no more than 5 percent of the value of its total assets consisted of items described in Section 856(c)(4)(B)(iii)(I); (d) Paladin OP did not hold securities described in Sections 856(c)(4)(B)(iii)(II) and (III); and, (iv) Paladin OP’s current method of operation and ownership will enable it to meet the income and asset requirements set forth above for its taxable year ending on the Closing Date, assuming for these purposes that Paladin will continue, following the Closing Date, to be organized and operated in accordance with the requirements for qualification and taxation as a REIT under the Code.

47

EXECUTION COPY

(f)          certificates, duly completed and executed by each of Paladin and Paladin Realty Advisors, LLC (or their direct or indirect owners, as may be required), pursuant to Section 1.1445 2(b)(2) of the Treasury Regulations, certifying that such Person or such owner is not a “foreign person” within the meaning of Code Section 1445;

(g)          since the date of this Agreement, there shall not have been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would be reasonably likely to result in a Property Material Adverse Effect; and

(h)          since the date of this Agreement, there shall not have been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would be reasonably likely to result in a Paladin Material Adverse Effect.

Section 8.3           Conditions to the Obligations of the Paladin Parties. The obligations of the Paladin Parties to consummate the Partnership Merger are subject to the satisfaction or waiver in writing by the Paladin Parties (where permissible), as of or prior to the Closing, of the following additional conditions:

(a)          The representations and warranties of the Buyer Parties set forth in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects of such date, in each case except where the failure of such representations or warranties to be true and correct; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications, limitations and exceptions referring to “Buyer Material Adverse Effect,” “material,” “in all material respects” or like words shall be disregarded.

(b)          The Buyer Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Partnership Merger Effective Time.

(c)          Parent shall have delivered to Paladin OP a certificate, dated the date of the Partnership Merger Effective Time, signed by an officer of each of Parent and Merger Sub and certifying as to the satisfaction of the conditions specified in Section 8.3(a) and 8.3(b).

(d)          The Buyer Parties shall have delivered to Paladin a counterpart to the Escrow Agreement, duly executed by Parent and the Paying Agent.

48

EXECUTION COPY

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1           Termination. This Agreement may be terminated and the Partnership Merger may be abandoned at any time prior to the Partnership Merger Effective Time by action taken or authorized by the Board of Directors or members of the terminating Party or Parties, notwithstanding any requisite approval of the Partnership Merger by the Paladin Shareholders, and whether before or after the Paladin Shareholders have approved the Partnership Merger at the Paladin Shareholder Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)          by Parent, on or before the end of the Due Diligence Period, if (i) any Phase I environmental report, engineering report or title report on the Properties discloses any information that is materially different from the Phase I environmental report or engineering report that has been made available to Parent as of the date hereof and where such difference, individually, would reasonably be likely to cause a Property Material Adverse Effect or a Paladin Material Adverse Effect to occur or (ii) any title, survey or zoning matter is unacceptable to Parent, in its reasonable discretion, except with respect to Existing Mortgage Indebtedness set forth on Section 1.1(u) of the Paladin Disclosure Schedule and except further to the extent Parent has actual knowledge of any such matters prior to the Agreement Date. Notwithstanding anything to the contrary herein, Parent may terminate this Agreement pursuant to this Section 9.1(a) if Parent determines that a Property Material Adverse Effect is likely to occur and not be covered by insurance in connection with (i) the restoration of, or water intrusion issues at, the Stone Ridge Property or (ii) the resolution of the matter disclosed in Item 2 in Section 4.17(a) of the Disclosure Schedule.

(b)          by mutual written consent of Parent and Paladin OP;

(c)          by either Parent or Paladin OP (so long as such party is not in default of its obligations under this Agreement), by notice to the other if the Partnership Merger Effective Time shall not have occurred on or before December 31, 2013 (the “End Date”);

(d)          by either Parent or Paladin OP by notice to the other if any Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Partnership Merger;

(e)          by Parent, by notice to Paladin OP:

(i)          if any of the representations and warranties of the Paladin Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.2(a) would be incapable of being satisfied, or

49

EXECUTION COPY

(ii)         if any of the Paladin Parties’ representations and warranties herein become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.2(a) would be incapable of being satisfied; or

(iii)        if any of the covenants of the Paladin Parties contained in this Agreement, including the exclusivity provisions contained in Section 7.8(a), shall have been breached by any of the Paladin Parties, such that the condition set forth in Section 8.2(b) would be incapable of being satisfied;

provided, however, the termination rights in clauses (i), (ii) and (iii) of this Section 9.1(e) shall only be exercisable if the inaccuracy or breach described therein has not been cured within fifteen (15) days after notice of termination has been sent by Parent to Paladin OP pursuant to this Section 9.1(e); provided, further, the termination rights provided in clauses (i) and (ii) of this Section 9.1(e) shall not be exercisable if the Buyer Parties had actual knowledge of any such inaccuracy prior to (A) the Agreement Date and nonetheless executed this Agreement; or (B) the Partnership Merger Effective Time and nonetheless consummated the Partnership Merger, and in either case, the Buyer Parties did not provide prompt written notice to the Paladin Parties of any such inaccuracy. For the avoidance of doubt, the termination rights provided for in this Section 9.1(e) shall be exercisable by Parent if (I) upon obtaining actual knowledge of any inaccuracy in the representations and warranties of the Paladin Parties, Parent provides prompt written notice to the Paladin Parties and (II) any such inaccuracy is not cured within fifteen (15) days of receipt of such notice by Paladin OP.

(f)          by Paladin OP, by notice to Parent (i) if any of the representations and warranties of the Buyer Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.3(a) would be incapable of being satisfied, (ii) if any of the representations and warranties of the Buyer Parties herein shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.3(a) would be incapable of being satisfied or (iii) if any of the covenants of the Buyer Parties herein contained in this Agreement shall have been breached by any of the Buyer Parties such that the condition set forth in Section 8.3(b) would be incapable of being satisfied, and, in each case, to the extent curable, the inaccuracy or breach shall not have been cured within fifteen (15) days after notice by Paladin OP to Parent pursuant to this Section 9.1(f);

(g)          by Paladin OP or Parent if the Paladin Shareholder Approval is not obtained at the Paladin Shareholder Meeting upon a vote taken on the Partnership Merger;

(h)          by Parent:

(i)          if the Paladin Board withdraws, modifies or amends the Paladin Recommendation in any manner adverse to the Buyer Parties;

50

EXECUTION COPY

(ii)         if (A) the Paladin Board approves, endorses or recommends an Acquisition Proposal, (B) a tender offer or exchange offer for any outstanding shares of Paladin Common Stock that constitutes an Acquisition Proposal (other than by any of the Buyer Parties) is commenced prior to obtaining the Paladin Shareholder Approval and the Paladin Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (C) Paladin, Paladin OP or the Paladin Board publicly announces its intention to do any of the foregoing; or

(iii)        if the Paladin Board hereafter exempts any Person other than Parent or any of its Affiliates from the provisions of Article VII of the Paladin Charter or is required to provide such exemption by the terms of Article VII of the Paladin Charter; or

(i)          by Paladin OP if the Paladin Board approves, and authorizes Paladin or Paladin OP to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(i)          the Paladin Shareholder Approval has not yet been obtained;

(ii)         Paladin OP is not then and has not been in breach of any of its obligations under Section 7.2;

(iii)        the Paladin Board has determined in good faith, after consultation with Paladin’s financial advisor and outside legal counsel, that such agreement constitutes a Superior Proposal; and

(iv)        Paladin OP has notified Parent in writing that, after complying with the provisions of this Section 7.2, it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice.

Section 9.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement (other than the provisions of this Article 9 and Sections 6.3 (Confidentiality), 7.5 (Public Announcements), 11.4 (Governing Law), 11.5 (Jurisdiction; Service of Process) and Section 11.6 (Waiver of Jury Trial), each of which shall survive such termination) shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto (or any Representatives thereof); provided, however, that nothing herein shall relieve any Party hereto from liability for any willful breach of any of its representations or warranties, or any willful breach of its covenants or agreements set forth in this Agreement prior to such termination unless the other Party had actual knowledge of such breach prior to (i) the Agreement Date and nonetheless executed this Agreement or (ii) the Partnership Merger Effective Time and nonetheless consummated the Partnership Merger, and in either (i) or (ii), did not provide prompt written notice to such Party.

Section 9.3           Fees and Expenses.

(a)          Except as otherwise provided in this Agreement, all fees and expenses (including fees and expenses payable to Representatives) incurred by any party to this Agreement or its Affiliates on its behalf in connection with this Agreement or the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring such Expenses, whether or not the Partnership Merger is consummated; provided, however, that:

51

EXECUTION COPY

(i)          if this Agreement is terminated by Parent pursuant to Section 9.1(a), by mutual written consent of Parent and Paladin OP pursuant to Section 9.1(b), by either Parent or Paladin OP pursuant to Section 9.1(c) or by either Parent or Paladin OP pursuant to Section 9.1(d), then Paying Agent shall deliver the Earnest Money Deposit to Parent, including all accrued interest and dividends thereon (if any).

(ii)         if this Agreement is terminated by Parent as a result of a breach of the covenant contained in Section 7.8(b)(v) or Section 9.1(e) (other than as a result of a breach of the exclusivity provisions contained in Section 7.8(a)), then (x) Paying Agent shall deliver the Earnest Money Deposit to Parent, including all accrued interest and dividends thereon (if any), and (y) Paladin shall be responsible for all accountable Expenses of the Buyer Parties up to an aggregate maximum amount of $500,000.

(iii)        If Parent defaults in its obligations to pay the Partnership Merger Consideration when it is so obligated to do so hereunder or otherwise defaults in its obligations hereunder and the Agreement is terminated by Paladin OP (taking into account the cure provisions contained therein), then the Earnest Money Deposit, including all accrued interest and dividends thereon (if any), shall be paid to Paladin OP in accordance with the instructions as liquidated damages (and not as a penalty) and as Paladin OP’s sole remedy.

(iv)        If this Agreement is terminated by Parent pursuant to Section 9.1(e) (only as a result of a breach of the exclusivity provisions contained in Section 7.8(a)), by Parent pursuant to 9.1(h) or by Paladin OP pursuant to 9.1(i), then (x) Paying Agent shall deliver the Earnest Money Deposit to Parent, including all accrued interest and dividends thereon (if any), (y) Paladin shall pay to Parent the sum of Two Million Dollars ($2,000,000) (the “Break Fee”) as liquidated damages (and not as a penalty) as Parent’s sole remedy, and (z) Paladin shall be responsible for all accountable Expenses of the Buyer Parties up to an aggregate maximum amount of $500,000.

(v)         If this Agreement is terminated by either Parent or Paladin OP pursuant to Section 9.1(g), then (x) Paying Agent shall deliver the Earnest Money Deposit to Parent, including all accrued interest and dividends thereon (if any), and (y) Paladin shall be responsible for all accountable Expenses of the Buyer Parties up to an aggregate maximum amount of $400,000.

(b)          For the avoidance of doubt, notwithstanding anything to the contrary contained in the Paladin Charter or Paladin Bylaws, if this Agreement is terminated by any Party in accordance with Section 9.1, Paladin, and not the Buyer Parties (nor any Affiliate thereof), shall be solely responsible for all Expenses incurred by the Paladin Parties.

52

EXECUTION COPY

Section 9.4           Waiver.

(a)          Neither any failure nor any delay by any Party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (i) no claim or right arising out of this Agreement can be discharged by one Party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party hereto, (ii) no waiver that may be given by a Party hereto will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party hereto will be deemed to be a waiver of any obligation of that Party hereto or of the right of the Party hereto giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b)          At any time prior to the Partnership Merger Effective Time, Parent (with respect to the Paladin Parties) and Paladin OP (with respect to the Buyer Parties), may, to the extent allowed by any applicable Law, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall (A) be valid only if set forth in a written instrument signed on behalf of such party hereto and (B) preclude a claim against the breaching party for any damages relating to such inaccuracy or breach.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1         Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Parties hereto at any time prior to the Partnership Merger Effective Time. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.2         Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Partnership Merger Effective Time. This Section 10.2 shall not limit the survival of any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance, in whole or in part, after the Partnership Merger Effective Time.

Section 10.3         Entire Agreement. This Agreement (including the documents relating to the Partnership Merger and the Exhibit attached to this Agreement), including the Paladin Disclosure Schedule, the Escrow Agreement and the Confidentiality Agreement, constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect thereto.

Section 10.4         Execution of Agreement; Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

53

EXECUTION COPY

Section 10.5         Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to choice of laws principles and excluding all claims relating to or arising out of this Agreement or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of the State of Delaware, excluding its choice of law principles.

Section 10.6         Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or the Partnership Merger shall be brought against any of the parties only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the courts of the United States of America located in New Castle County, Delaware, and each of the parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein and agrees not to plead or claim in any such courts that such proceeding brought therein has been brought in any inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such proceeding referred to in the preceding sentence may be served on any party hereto in the manner provided in Section 11.10 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 10.7         Indemnification; D&O Insurance.

(a)          The Surviving Entity agrees that it shall maintain in full force and effect for a period of six (6) years from the Partnership Merger Effective Time, to the extent permitted by applicable Law, substantially similar rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors, officers, managers or partners of Paladin OP and each of the Subsidiaries (the “Indemnified Parties”) provided for in the Paladin OP Agreement or the certificate of limited partnership of Paladin OP or any provision contained in the organizational documents of any of the Subsidiaries, as in effect as of the date hereof, with respect to matters occurring prior to the Partnership Merger Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.

(b)          Prior to the Partnership Merger Effective Time, Paladin shall obtain and fully pay the premium for a “tail” policy extension of (i) the liability coverage of the existing insurance policies of Paladin for those persons who are or have been a director, officer, manager or partner of the Paladin Parties (the “Paladin Indemnitees”), and (ii) the existing liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Partnership Merger Effective Time from a reputable insurance carrier (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a Paladin Indemnitee by reason of him or her serving in such capacity that existed or occurred at or prior to the Partnership Merger Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

54

EXECUTION COPY

Section 10.8         Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.9         Paladin Disclosure Schedule. If there is any inconsistency between the statements in this Agreement and those in the Paladin Disclosure Schedule (other than an exception set forth as such in the Paladin Disclosure Schedule), the statements in this Agreement will control.

Section 10.10         Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Paladin Parties’ rights hereunder may be assigned (whether pursuant to a merger, by operation of law or otherwise) by the Paladin Parties without the prior written consent of Parent; provided, further, that any of the Buyer Parties may, without the prior written consent of Paladin OP, assign any or all of its rights and/or delegate any or all of its obligations to a direct or indirect wholly owned Subsidiary or other Affiliate of the Buyer Parties; provided, however, that, notwithstanding any such assignment, the Buyer Parties shall remain liable to perform all of their respective obligations hereunder. Notwithstanding anything to the contrary set forth herein, the Buyer Parties and the Surviving Entity may assign and transfer to any entity providing financing for the Partnership Merger (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of the Buyer Parties and the Surviving Entity with respect to this Agreement. The Paladin Parties hereby expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge the Buyer Parties or the Surviving Entity from any obligations they may have pursuant to this Agreement. Any attempted assignment of this Agreement or of any such rights by the Paladin Parties without such consent shall be void and of no effect.

Section 10.11         No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

55

EXECUTION COPY

Section 10.12         Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party hereto when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with appropriate confirmation of transmission, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice, given pursuant to this Section 11.10, to the other parties hereto); provided, that any communication delivered or sent on a day that is not a Business Day or after 5:00 p.m. (local time) on a business day shall be deemed to have been delivered or sent on the next following Business Day:

If to Paladin Parties:	Paladin Realty Income Properties, Inc.
c/o James R. Worms, Chief Executive Officer
10880 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
Telephone: (310) 996-8704
Facsimile: (310) 996-8708

With a copy to:	Arent Fox LLP
1717 K Street, NW
Washington, D.C. 20036
Facsimile: (202) 857-6395
Attention: Deborah S. Froling, Esq.

If to Buyer Parties:	Resource Real Estate Opportunity OP, LP
c/o Resource Real Estate Opportunity REIT, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Facsimile: (215) 761-0452
Attention: Alan F. Feldman, Chief Executive Officer, and Shelle Weisbaum, Esq., Chief Legal Officer

With a copy to:	Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia, PA 19103-6998
Facsimile: (215) 832-5527
Attention: Samuel H. Becker, Esq.

Section 10.13         Severability. If any term or other provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction or any rule of law or public policy or the application of this Agreement to any Person or circumstance is held invalid or unenforceable by any court of competent jurisdiction or any rule of law or public policy, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

56

EXECUTION COPY

Section 10.14         Specific Performance. Each Party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other Parties hereto and that no Party will have an adequate remedy at Law. Therefore, the obligations of each Party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, including to prevent breaches of this Agreement, and this right shall include the right of the Parties to cause the transactions contemplated hereby to be consummated in each case without posting a bond or undertaking. Each Party hereto waives any defenses in any action for specific performance, including that a remedy at Law would be adequate. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise. Each of the Parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

57

EXECUTION COPY

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PALADIN REALTY INCOME PROPERTIES, INC., a Maryland corporation

By:	/s/ John A. Gerson
Name: John A. Gerson
Title: CFO

PALADIN REALTY INCOME PROPERTIES, L.P., a Delaware limited partnership

By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its sole general partner

	By:	/s/ John A. Gerson
Name: John A. Gerson
Title: CFO

RESOURCE REAL ESTATE OPPORTUNITY OP, LP, a Delaware limited partnership

By:	Resource Real Estate Opportunity REIT, Inc., a Maryland corporation, its general partner

	By:	/s/ Alan Feldman
Name: Alan Feldman
Title: CEO

RRE CHARLEMAGNE HOLDINGS, LLC, a Delaware limited liability company

	By:	/s/ Alan Feldman
Name: Alan Feldman
Title: CEO

58